Exhibit 10.2

CREDIT AGREEMENT

among

GTSI CORP., as the Borrower,

The Persons party hereto as the Guarantors,

The financial institutions party hereto as the Lenders,

and

CRYSTAL CAPITAL FUND, L.P., as the Administrative Agent

June 2, 2006

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EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Blocked Account Agreement
Exhibit D	—	Form of Borrowing Base Certificate
Exhibit E-1	—	Form of Collateral Access Agreement — Landlord
Exhibit E-2	—	Form of Collateral Access Agreement — Bailee
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Request for Term Loan
Exhibit H	—	Form of Term Loan Note
Exhibit I	—	Form of Guaranty Supplement

SCHEDULES

Schedule 1(a)	—	Term Loan Ratios
Schedule 1(b)	—	Liens
Schedule 1.1(c)	—	Permitted Investments
Schedule 1.1(d)	—	Corporate Qualifications
Schedule 5.1(c)-1	—	Subsidiaries
Schedule 5.1(c)-2	—	Partnerships/Joint Ventures
Schedule 5.1(d)	—	Outstanding Capital Stock Ownership
Schedule 5.1(h)	—	Material Contracts
Schedule 5.1(i)	—	Labor Matters
Schedule 5.1(j)	—	Taxes
Schedule 5.1(m)	—	Investments/Guaranties as of the Agreement Date
Schedule 5.1(n)	—	Litigation
Schedule 5.1(o)	—	ERISA
Schedule 5.1(p)	—	Intellectual Property; Licenses and Certifications
Schedule 5.1(v)	—	Insurance
Schedule 5.1(w)	—	Brokers’ Fees
Schedule 5.1(x)-1	—	Leased Real Property
Schedule 5.1(x)-2	—	Owned Real Property
Schedule 5.1(y)-1	—	Environmental Matters — Hazardous Materials
Schedule 5.1(y)-2	—	Environmental Matters — Compliance
Schedule 5.1(y)-3	—	Environmental Matters — Notices
Schedule 5.1(y)-4	—	Environmental Matters — Handling of Hazardous Materials
Schedule 5.1(y)-5	—	Environmental Matters — Actions and Orders
Schedule 5.1(y)-6	—	Environmental Matters — Releases
Schedule 6.11	—	Location of Collateral
Schedule 6.15	—	Bank and Investment Accounts
Schedule 8.6	—	Affiliate Transactions

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 2, 2006, is by and among GTSI CORP., a Delaware corporation, as borrower (the “Borrower”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders and CRYSTAL CAPITAL FUND, L.P., as the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make available to it the Term Loan, on the terms and conditions set forth herein, to, among other things, refinance existing Funded Debt and to fund transaction costs and working capital needs of the Borrower; and

WHEREAS, the Administrative Agent and the Lenders are willing to make the Term Loan available to the Borrower upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS

Section 1.1             Definitions. For the purposes of this Agreement:

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Borrower Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Borrower Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Borrower Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“additional amounts” shall have the meaning specified in Section 2.8(b)(i).

“Administrative Agent” shall mean Crystal Capital Fund, L.P. acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1 Federal Street, Ninth Floor, Boston, Massachusetts 02110, Attention: Michael Pizette, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 11.5, sell all or a portion of the Term Loan held by it.

“Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.

“Availability Block” shall mean $10,000,000.

“Bank Product Reserves” shall mean all reserves that the Senior Credit Facility Agent, from time to time, establishes under the Senior Credit Facility Agreement in its reasonable discretion for any “Bank Products” (as defined in the Senior Credit Facility Agreement as in effect on the date hereof) then provided or outstanding; provided that such Bank Product Reserves shall be maintained by the Senior Credit Facility Agent in a manner consistent with its usual and customary underwriting criteria and the methodology used by it on the Agreement Date with respect to the Senior Credit Facility.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean, at any time, the “prime rate” as published in the Wall Street Journal.

“Blocked Account” shall have the meaning specified in Section 6.15.

“Blocked Account Agreement” shall mean any agreement executed by a depository bank, the Administrative Agent, for the benefit of the Lender Group, the other parties thereto (if any) and acknowledged and agreed to by the applicable Borrower Party, in the form of Exhibit C or such other form acceptable to the Administrative Agent in its sole discretion.

“Blocked Person” shall have the meaning specified in Section 5.1(cc)(ii).

“Borrower” shall have the meaning specified in the preamble.

“Borrower Parties” shall mean, collectively, the Borrower and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.

“Borrower Payments” shall have the meaning specified in Section 2.8(b)(i).

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Borrower substantially in the form of Exhibit D.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Massachusetts or is a day on which banking institutions located in such state are closed.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower Parties, the aggregate of all expenditures made by the Borrower Parties during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrower Parties, including, without limitation, Capitalized Lease Obligations of the Borrower Parties.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean, collectively, (a) marketable, direct obligations of the US and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $250,000,000, and (ii) conduct substantially all of its business in the US, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit, Eurodollar time deposits, overnight bank deposits and bankers’ acceptances, in each case  maturing within three hundred sixty-five (365) days of the date of purchase and issued by a US national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated “P-1” or better by Moody’s or “A-1” or better by S&P, and (d) shares of any money market or similar fund that has net assets whose dollar equivalent exceeds $250,000,000 and any other investment that is, in each case, either (i) described on Schedule 1.1(c) or (ii) approved in writing by the Administrative Agent (such approval not to be unreasonably withheld).

“Change in Control” shall mean the occurrence of one or more of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEA) of thirty-five percent (35%) or more of the outstanding shares of the voting Equity Interest of the Borrower; (b) as of any date a majority of the board of directors of the Borrower consists (other than vacant seats) of individuals who were not either (i) directors of the Borrower as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii), or (c) except as specifically permitted hereunder, the

Borrower ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of all of its Subsidiaries.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit E-1 or Exhibit E-2 or otherwise in form and substance satisfactory to the Administrative Agent, waiving Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and providing the Administrative Agent access to its Collateral.

“Compliance Certificate” shall mean a certificate executed by an Authorized Signatory of the Borrower substantially in the form of Exhibit F.

“Confidential Information” shall have the meaning specified in Section 11.17.

“Consulting Agreement” shall mean, individually and collectively, (i) that certain Engagement Contract, dated March 13, 2006, by and between FTI Consulting, Inc. and the Borrower (as may be amended from time to time with the consent of the Administrative Agent), and (ii) any other agreement with respect to which the Borrower has engaged a third-party advisor which is mutually and reasonably acceptable to the Borrower and the Administrative Agent with respect to identity and term and scope of engagement.

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements made by the Borrower Parties in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“Corporate Qualification Reserve” shall mean a reserve in the amount of $5,000,000 (or such lesser amount as shall be acceptable to the Administrative Agent) to be imposed until such time as Borrower has delivered to Administrative Agent a certificate of good standing from the Secretary of State of each of the jurisdictions listed on Schedule 1.1(d), in each case evidencing that Borrower is qualified and in good standing as a foreign corporation in such jurisdictions under the name “GTSI Corp” (other than the State of California or such other state as the Administrative Agent may approve) and, with respect to the State of California or such other state, the Borrower shall take such steps to qualify and be in good standing as a foreign corporation as may be reasonably acceptable to the Administrative Agent.

“Crystal Capital” shall mean Crystal Capital Fund, L.P.

“Customer Dispute” shall mean all instances in which (a) a customer of the Borrower has rejected or returned the goods and such return or rejection has not been accepted by the Borrower as a valid return or rejection, or (b) a customer of the Borrower has otherwise affirmatively asserted grounds for nonpayment of an Account, including, without limitation, any repossession of goods by the Borrower, or any claim by an Account Debtor of total or partial failure of delivery, set-off, counterclaim, or breach of warranty.

“Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the rate of interest otherwise applicable to the Term Loan, plus (b) two percent (2.00%).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve month period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s Accounts during such period, by (b) the Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce (a) the advance rate against Federal Government Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of zero (0.0%) and (b) the advance rate against Other Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5.0%).

“Disbursement Account” shall mean account number 202969908 maintained at SunTrust Bank, or as otherwise designated to the Administrative Agent by the Borrower.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Borrower Party.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, with respect to the Borrower on a consolidated basis with its Subsidiaries for any period, the net income for such period determined in accordance with GAAP, plus, without duplication and to the extent reflected as charges in the statement of net income for such period, the sum of (i) income taxes, (ii) Interest Expense, and (iii) depreciation and amortization expense; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis; provided, further, the net income (or loss) of the Borrower and its Subsidiaries for any such period shall exclude therefrom (to the extent otherwise included therein) (a) any extraordinary gains, (b) any non-cash extraordinary losses, (c) with respect to any such amount that was deducted under clause (b) of this definition as an expense in a prior period, any cash payments of accrued expenses that were not included in the calculation of EBITDA when the applicable accrual was made, (d) any gains attributable to write-ups of assets or gains due to the forgiveness of debt or trade liabilities, (e) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, (f) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (g) any non-cash gains, income, loss, expense, or charge to earnings due to change in GAAP accounting rules.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” shall mean, at any particular date, all Accounts of the Borrower that the Administrative Agent, in the exercise of its Permitted Discretion (exercised in a manner consistent with the Senior Credit Facility Agent’s Discretion), determines to be Eligible Accounts; provided that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:

(a)           (i) Accounts with respect to which more than one hundred twenty  (120) days have elapsed since the original invoice therefor or 90 days since the due date of the original invoice if the Federal Government is the Account Debtor for such Account or (ii) Accounts with respect to which more than ninety (90) days have elapsed since the original invoice therefor or 60 days since the due date of the original invoice if any Person other than the Federal Government is the Account Debtor for such Account;

(b)           Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

(c)           Accounts (or any other Account due from the same Account Debtor), with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)           Accounts as to which the Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including, without limitation, the delivery of merchandise or rendition of services applicable to such Accounts;

(e)           Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts:  death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the US or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

(f)            those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria (other than this clause (f)) set forth herein;

(g)           Accounts which represent the remaining obligations for partially paid Accounts (excluding Accounts with respect to which the applicable purchase order has been modified or adjusted and acknowledged by the applicable Account Debtor, it being expressly understood that such modification or adjustment shall not modify the original invoice date with respect to any such Account);

(h)           Accounts owed by an Account Debtor which: (i) does not maintain its chief executive office in the US or Canada; or (ii) is not organized under the laws of the US or any state or territory thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion (exercised in a manner consistent with the Senior Credit Facility Agent’s Discretion);

(i)            Accounts owed by an Account Debtor which is an Affiliate or employee of the Borrower, except for Accounts owed by EYAK with respect to which not more than 30 days have elapsed since the original invoice therefor; provided, however, the aggregate amount of all accounts owed by EYAK included in Eligible Accounts shall not exceed $500,000;

(j)            Accounts which are owed by an Account Debtor to which the Borrower is indebted in any way, or which are subject to any right of setoff by the Account Debtor, unless (i) the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights or (ii) the Account Debtor is the Federal Government or a Governmental Authority and such setoff rights exist as a result of claims unrelated to any Account;

(k)           Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;

(l)            Accounts which are owed by the Federal Government, unless funds with respect to such Accounts have been appropriated and allocated by the Federal Government;

(m)          Accounts which are owed by any state, municipality, territory or other political subdivision of the US, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted Discretion that the Administrative Agent’s security interest therein is not or cannot be perfected;

(n)           Accounts which represent third-party leasing transactions;

(o)           Accounts which represent sales on a guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(p)           Accounts which represent sales on a bill-and-hold arrangement, unless the Account Debtor has an absolute obligation to pay such Account pursuant to a written agreement in form and substance satisfactory to the Administrative Agent and the Inventory associated with such Account is physically segregated from all other Inventory and appropriately reflected in the books and records of the Borrower; provided, however, the aggregate amount of all accounts which represent sales on a bill-and-hold arrangement included in Eligible Accounts shall not exceed $7,500,000 or such greater amount as may be agreed to by Administrative Agent in its Permitted Discretion (exercised in a manner consistent with the Senior Credit Facility Agent’s Discretion);

(q)           Accounts which represent any contractual obligation, based on a percentage of sales or otherwise, that must be collected from the Account Debtor and paid by the Borrower to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;

(r)            Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(s)           Accounts as to which the applicable Account Debtor has not been sent an invoice or for which are partially billed (excluding Accounts with respect to which the applicable purchase order has been modified or adjusted and acknowledged by the applicable Account Debtor, it being expressly understood that such modification or adjustment shall not modify the original invoice date with respect to any such Account);

(t)            Accounts with respect to which the Account Debtor thereunder is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such state of payment of such Account, unless if, at the time the Accounts were created and at all times thereafter, (i) the Borrower has filed and has maintained effective a current Notice of Business Activities Report with the appropriate office or agency of such state, or (ii) the Borrower was and has continued to be exempt from the filing of such Report and has provided the Administrative Agent with satisfactory evidence thereof;

(u)           Accounts which are not a bona fide, valid and, to the best of the Borrower’s knowledge, enforceable obligation of the Account Debtor thereunder;

(v)           Accounts which represent “demo” equipment which has been sent to an Account Debtor except for any Account related to a true sale of such demo equipment to such Account Debtor;

(w)          Accounts which are owed by an Account Debtor with whom the Borrower has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated;

(x)            Accounts which are not subject to a valid and continuing first priority Lien (subject to the SunTrust Intercreditor Agreement) in favor of the

Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which the Borrower has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group and the Senior Credit Facility Agent);

(y)           Accounts which are owed by an Account Debtor other than the Federal Government to the extent that such Account, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed 20% of all Eligible Accounts from Account Debtor other than the Federal Government;

(z)            Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(aa)         Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents;

(bb)         Accounts which include past due credits, but only to the extent of such past due credits;

(cc)         Accounts which include credits for freight and returned merchandise, but only to the extent of such credits; or

(dd)         Accounts for which payment terms have been extended beyond normal and customary payment terms.

“Eligible Inventory” shall mean, as of any particular date, the portion of the Inventory of the Borrower and its Subsidiary Guarantors that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Inventory; provided that without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Inventory shall not include any of the following Inventory:

(a)           Inventory that is not owned solely by the Borrower;

(b)           Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

(c)           Inventory that is not located in the continental US either (i) on real property owned by the Borrower, or (ii) on leased premises in regard to which the landlord thereof, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement;

(d)           Inventory that is subject to any claim of reclamation, Lien  (other than the Liens in favor of Administrative Agent and the Senior Credit Facility Agent), adverse claim, interest or right of any other Person;

(e)           Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable in the normal course of the Borrower’s business;

(f)            Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this subsection, what constitutes “obsolete or slow-moving” Inventory shall be determined by the Administrative Agent in its Permitted Discretion including, without limitation, Inventory on-hand more than 90 days), Inventory which is not finished goods or which constitutes work-in-process, raw materials, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods or goods held on consignment;

(g)           Inventory that is not personal property in which the Borrower has granted a valid and continuing first Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or as to which all action necessary to perfect such security interest has not been taken; or

(h)           Inventory consisting of software or services related goods.

“Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived; (b) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution or threatened institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (g) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (h) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA, or (i) the revocation or threatened revocation of a Plan’s tax-qualified status under Code Section 401(a).

“E-System” means any electronic system, including Intralinks® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“EYAK” shall mean Eyak Technology, LLC, a Delaware limited liability company.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon

(Boston, Massachusetts time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Federal Government” shall mean the US or any agency, department or instrumentality thereof.

“Federal Government Eligible Accounts” shall mean Eligible Accounts for which the Federal Government is the Account Debtor.

“Fee Letter” shall mean that certain fee letter, dated as of June 2, 2006, executed by the Borrower and Crystal Capital, the rights and obligations of which shall survive the execution of this Agreement.

“Financial Covenants” shall mean the financial covenants applicable to the Borrower Parties from time to time pursuant to Sections 8.8, 8.9, 8.10 and 8.11.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, calculated on a Pro Forma Basis during such period, if applicable, the ratio of (a) the greater of (i) (x) EBITDA for such period minus (y) the sum of (A) Capital Expenditures made during such period and (B) cash tax payments made during such period, or (ii) zero, to (b) the sum of (i) scheduled payments of principal made with respect to Funded Debt during such period, (ii) Interest Expense during such period other than non-cash amortization of loan fees and (iii) Restricted Purchases and Restricted Payments paid during such period.

“Foreign Lender” shall have the meaning specified in Section 2.8(b).

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis and without duplication, as of any calculation date, (a) any obligation of such Person for borrowed money, including, without limitation, all of the Obligations; (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation of such Person to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed; (f) any debt, liability or obligation of such Person arising from or in connection with any Hedge Agreements and, without double counting, any other debt, liability or obligation arising from or in connection with any Bank Products; (g) any reimbursement obligations (contingent or otherwise) of such Person with respect to letters of credit, bankers acceptances and similar instruments issued for the account of such Person; (h) any Guaranty (except items of shareholders’ equity or Equity Interests or surplus or general contingency or deferred tax reserves); (i) any financial obligation of such Person under purchase money mortgages; (j) any financial obligation of such Person under asset securitization vehicles; (k) any obligations of such Person under conditional sales contracts and similar title retention instruments with respect to property acquired; (l) the Senior Credit Facility Obligations; and (m) any financial obligation of such Person as issuer of Equity Interests redeemable in whole or in part at the option of a Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event not solely within the control of such issuer; provided, however, that notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Guaranty Supplement or other document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Guaranty Supplement” shall have the meaning specified in Section 6.21.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.

“Indemnified Person” shall have the meaning specified in Section 10.10.

“Intercreditor Agreements” shall mean, individually or collectively, the SunTrust Intercreditor Agreement and the Vendor Intercreditor Agreements.

“Interest Expense” shall mean, for any period, interest expense and loan fees of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and including capitalized and non-capitalized interest and the interest component of Capitalized Lease Obligations.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Borrower Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Borrower Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Borrower Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets, property or business of a Person.

“Lender Group” shall mean, collectively, the Administrative Agent and the Lenders.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and “Lender” shall mean any one of the foregoing Lenders.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940 or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, any Term Loan Notes, the Security Documents, the Blocked Account Agreements, the Fee Letter, the Guaranty Supplements, the Intercreditor Agreements, all Collateral Access Agreements, all Compliance Certificates, all Requests for Term Loan, all Borrowing Base Certificates, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from the Borrower’s Subsidiaries to the Lender Group, or any of them.

“Majority Lenders” shall mean, at any date of determination thereof, the Lenders whose Term Loan Ratio of the outstanding principal amount of the Term Loan represent at least 50.1% of the aggregate outstanding principal amount of the Term Loan at such time.

“Margin Stock” shall have the meaning specified in Section 5.1(t).

“Material Contracts” shall mean, collectively, (a) those contracts with the Federal Government listed on Schedule 5.1(h) and (b) all other contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower Party or any Subsidiary a of Borrower Party is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Materially Adverse Effect.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, operations, prospects, properties, condition (financial or otherwise), assets or income of the Borrower and its Subsidiaries, taken as a whole; (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform any material obligations under any Loan Document; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral. In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Material Adverse Effect

“Maturity Date” shall mean June 2, 2010, or such earlier date as payment of the Term Loan in full at such time shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Mortgage” shall mean, collectively, any mortgage, deed of trust or deed to secure debt entered into by a Borrower Party in favor of the Administrative Agent, for the benefit of the Lender Group.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Borrower Party or any issuance by any Borrower Party of any Equity Interests or the incurrence by any Borrower Party of any Funded Debt (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Funded Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Borrower Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including, without limitation, sales commissions and underwriting discounts.

“NOLV” shall mean, as to any particular asset, the value that is estimated to be recoverable in an orderly liquidation thereof, as determined from time to time by a qualified appraiser selected by the Administrative Agent, net of all liquidation costs and expenses.

“Non-Depository Account” shall have the meaning specified in Section 6.15(f).

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Term Loan, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Borrower Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Eligible Accounts” shall mean Eligible Accounts for which the Federal Government is not the Account Debtor.

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Participant” shall have the meaning specified in Section 11.5.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificates” shall mean, collectively, the perfection certificates delivered by each of the Borrower Parties to the Administrative Agent.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Inventory Financing” shall mean an inventory financing facility with terms and conditions, including, without limitation, an intercreditor agreement between such inventory financing lender and the Administrative Agent, that are in form and substance acceptable to all Lenders in their Permitted Discretion.

“Permitted Liens” shall mean, as applied to any Person:

(a)           Any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b)           (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

(c)           Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e)           Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person;

(f)            Purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset (which asset shall not constitute Inventory) so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 8.1(d);

(g)           Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           Liens in favor of vendors and suppliers incurred in the ordinary course of business that (i) secure indebtedness in a principal amount that is less than $500,000 in the aggregate for all such Liens permitted under this clause (i) or (ii) are subject to a Vendor Intercreditor Agreement;

(i)            Liens on assets of the Borrower existing as of the Agreement Date which are set forth on Schedule 1(b);

(j)            With respect to Collateral consisting of real property, Liens that are exceptions to the commitments for title insurance issued in connection with the Mortgage, as accepted by the Administrative Agent in its sole and absolute discretion;

(k)           Liens securing the Senior Credit Facility Obligations or Refinancing Debt so long as any such Lien is subject to the SunTrust Intercreditor Agreement or other intercreditor agreement in form and substance satisfactory to the Administrative Agent and the Lenders in their Permitted Discretion; and

(l) Liens securing any Permitted Inventory Financing so long as any such Liens is subject to an intercreditor agreement in form and substance satisfactory to the Lenders in their Permitted Discretion.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party or ERISA Affiliate.

“Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Agreement Date among the Borrower Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group.

“Pro Forma Basis” shall mean for purposes of determining compliance with the Financial Covenants and the defined terms relating thereto, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.

“Prompt Payment Act” shall mean the United States Prompt Payment Act (31 U.S.C. 3901 et seq.), as now or hereafter amended, and any successor statute.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries that is in deposit accounts or in investment accounts, or any combination thereof, and which such deposit account or investment account is the subject of a Blocked Account Agreement or control agreement in favor of the Administrative Agent.

“Refinancing Debt” shall mean Funded Debt that refinances the Senior Credit Facility Obligations provided that the following conditions are satisfied before and after giving effect to the incurrence of such Refinancing Debt: (a) the Refinancing Debt is in an aggregate principal amount that does not exceed the lesser of (i) $150,000,000 or (ii) the aggregate outstanding principal amount of the Senior Credit Facility Obligations being refinanced (including unutilized commitments thereunder), (b) the Refinancing Debt has a later final maturity date than the Senior Credit Facility, (c) the Refinancing Debt does not bear a rate of interest that exceeds a market rate (as determined in good faith by the Administrative Agent) as of the date of such refinancing, (d) the covenants contained in any instrument or agreement relating to the Refinancing Debt are not less favorable to Borrower and/or Lenders than those contained in the Senior Credit Facility Documents, (e) the Refinancing Debt shall be subject to the SunTrust Intercreditor Agreement in all respects, (f) at the time of and after giving effect to such refinancing, no Default or Event of Default shall exist and (g) the proceeds for any such Refinancing Debt shall be used to repay in full the outstanding obligations under the Senior Credit Facility Documents and any Liens securing the Senior Credit Facility Obligations shall be immediately released.

“Register” shall have the meaning specified in Section 11.5(c).

“Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.15(d).

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Request for Term Loan” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting the Term Loan, which certificate shall be denominated a “Request for Term Loan,” and shall be in substantially the form of Exhibit G.

“Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary. Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion:  (a) reserves for price adjustments and damages, (b) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (c) receivable reserves; (d) Bank Product Reserves; (e) reserves for accrued, unpaid interest on the Obligations or the Senior Credit Facility Obligations; (f) reserves for Federal Government claims or offsets; (g) reserves for any other matter that has a negative impact on the value of the Collateral; (h) rent reserves; (i) reserves for any changes in the terms of the Borrower’s trade credit including, without limitation, credit limits and repayment terms; (j) reserves for consignor payables and (k) the Corporate Qualification Reserve.

“Restricted Payment” shall mean (a) Dividends, (b) loans by any Borrower Party to any holder of Equity Interests in the Borrower, (c) any payment of management, consulting or similar fees payable by any Borrower Party or any Subsidiary of a Borrower Party to any Affiliate, or (d) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission with respect to the capital stock of a Borrower Party.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of any Borrower Party.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“SEA” shall mean the Securities Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Borrower Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group.

“Security Documents” shall mean, collectively, the Copyright Security Agreements, the Mortgages, the Security Agreement, the Trademark Security Agreements, the Pledge Agreement, the Perfection Certificates, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.

“Senior Credit Facility” shall mean that certain revolving credit facility provided to the Borrower pursuant to the Senior Credit Facility Documents.

“Senior Credit Facility Agent” shall mean the “Administrative Agent” and/or the “Co-Collateral Agents” (as each such term is defined in the Senior Credit Facility Agreement), as the context may require.

“Senior Credit Facility Agent’s Discretion” shall mean the “Permitted Discretion” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof) of the Senior Credit Facility Agent under the Senior Credit Facility Documents with respect to the referenced subject matter so long as, in the good faith reasonable judgment of the Administrative Agent, the Senior Credit Facility Agent has not deviated from the underwriting standards applied in conjunction with the closing of the Senior Credit Facility Agreement or from a good faith exercise of reasonable (from the perspective of a secured asset-based lender) business judgment with respect to such subject matter under the Senior Credit Facility Documents.

“Senior Credit Facility Agreement” shall mean the Credit Agreement dated as of June 2, 2006 by and among the Borrower, the Guarantors the Senior Credit Facility Agent, the Senior Credit Facility Lenders and the other parties thereto, as modified from time to time in accordance with the Intercreditor Agreement.

“Senior Credit Facility Availability” shall mean “Availability” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Senior Credit Facility Borrowing Base” shall mean “Borrowing Base” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Senior Credit Facility Borrowing Base Certificate” shall mean “Borrowing Base Certificate” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Senior Credit Facility Documents” shall mean the Senior Credit Facility Agreement and the other “Loan Documents” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Senior Credit Facility Lenders” shall mean the “Lender Group” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Senior Credit Facility Outstandings” shall mean the “Aggregate Revolving Credit Obligations” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Senior Credit Facility Obligations” shall mean the “Obligations” (as such term is defined in the Senior Credit Facility Agreement as in effect on the date hereof).

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantors” shall mean all Subsidiaries of the Borrower signatory to this Agreement as a “Guarantor” and all Subsidiaries of the Borrower that have executed and delivered a Guaranty Supplement.

“SunTrust Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Administrative Agent, the Senior Credit Facility Agent, and the Borrower Parties with respect to the Senior Credit Facility Documents.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Term Loan” shall mean the term loan advanced by the Lenders to the Borrower on the Agreement Date in the aggregate principal amount of $10,000,000 pursuant to and in accordance with Section 2.1.

“Term Loan Availability” shall mean, as of any particular time, the result of (a) the Term Loan Borrowing Base at such time, minus (b) the sum of (i) the Senior Credit Facility Outstandings at such time and (ii) the outstanding principal amount of the Term Loan at such time.

“Term Loan Borrowing Base” shall mean, at any particular time, the sum of:

(a)                                  up to 100% times the result of (i) the amount of Federal Government Eligible Accounts, minus (ii) the amount of the applicable Dilution Reserve; plus

(b)                                 up to 95% times the result of (i) the amount of Other Eligible Accounts, minus (ii) the amount of the applicable Dilution Reserve; plus

(c)                                  an amount equal to (i) during any calendar period from August 1 of any year through December 15 of such year, the lesser of (A) up to 35% of the cost of Eligible Inventory and (B) up to 80% of the NOLV of Eligible Inventory and (ii) at all other times, the lesser of (A) up to 20% of the cost of Eligible Inventory and (B) up to 55% of the NOLV of Eligible Inventory; minus

(d)                                 the Availability Block; minus

(e)                                  the Reserves.

“Term Loan Ratio” shall mean, with respect to any Lender and on any date, the ratio, expressed as a percentage, of (a) such Lender’s portion of the outstanding principal amount of the Term Loan on such date, divided by (b) the aggregate outstanding principal amount of the Term Loan of all Lenders on such date. Each Lender’s Term Loan Ratio, as of the Agreement Date, is set forth (together with Dollar amounts thereof) on Schedule 1(a).

“Term Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Term Loan Ratio of the Term Loan, in substantially in the form of Exhibit H.

“Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements made by the Borrower Parties in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower Party or any ERISA Affiliate as a result of such transaction.

“US” or “United States” shall mean the United States of America.

“Vendor Intercreditor Agreements” shall mean one or more intercreditor agreements or subordination agreements executed by the Borrower, the applicable vendor or other supplier, the Administrative Agent and the Senior Credit Facility Agent, in each case in form and substance satisfactory to the Administrative Agent and the Senior Credit Facility Agent.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

Section 1.2             Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement the Borrower or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with the Borrower’s or such Subsidiary’s previous accounting principles, methods and policies. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries.

Section 1.3             Other Interpretive Matters. Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically provided herein, each reference to a “Section”, “Article”, “Exhibit” or “Schedule” shall be to a Section or Article of this Agreement or an Exhibit or Schedule attached to this Agreement. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. An Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Event of Default has been waived in writing in accordance with Section 11.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE 2.

THE TERM LOAN

Section 2.1             Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders agree, severally in accordance with their respective Term Loan Ratios, and not jointly, to extend credit to the Borrower in the form of a term loan in the aggregate principal amount equal to $10,000,000.

(a)           The Term Loan. Each Lender agrees, severally in accordance with its Term Loan Ratio and not jointly with the other Lenders, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower, on the Agreement Date, an amount equal to such Lender’s ratable share (based upon such Lender’s Term Loan Ratio) of the aggregate principal amount of the Term Loan. The Borrower shall not be entitled to reborrow any amounts repaid in respect of the Term Loan.

Section 2.2             Manner of Borrowing and Disbursement of the Term Loan.

(a)           Disbursement. Each Lender shall make the amount of such Lender’s ratable share (based upon such Lender’s Term Loan Ratio) of the Term Loan to be made on the Agreement Date available to the Administrative Agent in same day funds, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m. (Boston, Massachusetts time) on the Agreement Date. After the Administrative Agent’s receipt of the proceeds of such Term Loan, upon satisfaction of the conditions precedent set forth in Article 4, the Administrative Agent shall make the proceeds of such Term Loan available to the Borrower on the Agreement Date by transferring same day funds equal to the proceeds of such Term Loan received by the Administrative Agent to the disbursement account specified in the disbursement letter referred to in Section 4.1(a)(xiv).

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 Noon (Boston, Massachusetts time) on the Agreement Date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the Term Loan, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the Agreement Date and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the Term Loan for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of the Term Loan shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Term Loan on the Agreement Date, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of the Term Loan in violation of this Agreement, then, until such time as such Lender has funded its portion of the Term Loan, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of the Term Loan, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Term Loan held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrower or the Administrative Agent (or the other Lenders) in respect of its ratable portion of the Term Loan.

Section 2.3             Interest.

(a)           On the Term Loan. Interest on the Term Loan, subject to Section 2.3(b), shall be determined and payable as follows:

(i)            Payment of Interest; Rate of Interest. Interest on the Term Loan shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable monthly in arrears on the first day of each calendar month for the prior calendar month, commencing on July 1, 2006. Interest on the Term Loan then outstanding shall also be due and payable (x) on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and (y) in connection with any prepayment of the Term Loan. Except as otherwise provided in Section 2.3(b), interest shall accrue and be payable on the Term Loan (or any portion thereof) at the rate per annum equal to the greater of (i) the Base Rate plus 5.00% or (ii) 13.00%, such interest rate to be adjusted monthly on the first day of each calendar month.

(b)           Upon Default. Immediately upon the occurrence and during the continuance of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable

Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Term Loan or (B) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c)           Computation of Interest. In computing interest on the Term Loan, the date of making the Term Loan shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan (or any portion thereof) is repaid on the date that it is made, one (1) day’s interest shall be due with respect to the Term Loan (or such portion thereof).

Section 2.4             Fees.

(a)           Fee Letter. The Borrower agrees to pay to the Administrative Agent such fees as are set forth in the Fee Letter.

(b)           Early Termination Fee. In the event of any repayment or prepayment of the Term Loan (or any portion thereof) prior to the date which is twenty-four (24) months after the Agreement Date for any reason, including, without limitation, (i) the acceleration of the Obligations after the occurrence of an Event of Default, (ii) the sale of, or casualty or condemnation of, any Collateral or the foreclosure and sale of Collateral, (iii) sale of the Collateral in any bankruptcy or insolvency proceeding, or (iv) the restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any bankruptcy or insolvency proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, and as compensation for the cost of making the Term Loan available to the Borrower, and not as a penalty, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, an early termination fee (the “Early Termination Fee”) equal to the greater of (A) the result (not less than $0) of (y) all interest on the Term Loan that would be payable from the Agreement Date through the date which is twelve (12) months after the Agreement Date, minus (z) amounts actually paid by the Borrower in respect of all such interest through the date of prepayment and (B) one percent (1.00%) of the amount repaid or prepaid. The Early Termination Fee shall be allocated among the Lenders in accordance with the amount of each Lender’s Term Loan Ratio of the principal amount of $10,000,000.

(c)           Computation of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.

Section 2.5             Prepayment of the Term Loan.

(a)           The principal amount of the Term Loan may be repaid in full or in part at any time upon thirty (30) days’ prior written notice to the Administrative Agent, provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid and any Early Termination Fee payable in accordance with Section 2.4(b). Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Other than with respect to amounts required to be applied to the Term Loan pursuant to Section 2.6(a) or Section 2.6(c) or Section 6.15, repayments or prepayments of principal hereunder shall be in minimum amounts of 1,000,000 and integral multiples of $100,000 in excess thereof. Amounts repaid or prepaid in respect of the Term Loan may not be reborrowed.

Section 2.6             Repayment.

(a)           The Term Loan. All unpaid principal and accrued interest on the Term Loan shall be due and payable in full on the Maturity Date.

(b)           Intentionally Omitted.

(c)           Other Mandatory Repayments.

(i)            In the event that after the Agreement Date, any Borrower Party shall issue any Equity Interests or shall incur any Funded Debt other than Funded Debt permitted under Section 8.1, one hundred percent (100%) of the Net Cash Proceeds received by such Borrower Party from such issuance or incurrence shall be paid on the date of receipt of the proceeds thereof by such Borrower Party to the Lenders as a mandatory payment of the Term Loan. So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a). Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b). Amounts repaid in respect of the Term Loan may not be reborrowed. Nothing in this Section shall authorize any Borrower Party to incur any Funded Debt except as expressly permitted by this Agreement or to issue any Equity Interests except to the extent not prohibited by this Agreement;

(ii)           All Net Cash Proceeds from the sale (other the sale of Inventory in the ordinary course of business) or casualty or condemnation loss of any Collateral or other assets of any Borrower Party shall be paid on the date of receipt thereof by the Borrower Parties as a mandatory payment of the Obligations. So long as no Event of Default exists, all Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a). Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b). Amounts repaid in respect of the Term Loan may not be reborrowed; and

(iii)          If at any time (i) the sum of (x) the Senior Credit Facility Outstandings, plus (y) the outstanding principal amount of the Term Loan exceeds (ii) the Term Loan Borrowing Base at such time, then the Borrower shall prepay the Term Loan in an amount equal to such excess;

provided, however, that the Borrower shall not be obligated to prepay the Term Loan if (i) the Borrower is required to apply such proceeds to the Senior Credit Facility pursuant to the terms of the Senior Credit Facility Agreement and (ii) the Borrower actually applies the payment that would otherwise (without giving effect to this proviso) be required to be applied to the Term Loan pursuant to this Section 2.6(c) to the Senior Credit Facility, and (iii) such payment to the Senior Credit Facility is accompanied by, and the Senior Credit Facility Agent implements and thereafter maintains, a corresponding permanent reserve against the Senior Credit Facility Borrowing Base in an amount equal to at least sixty-five percent (65%) of the amount by which such payments exceed the reduction in the Senior Credit Facility Borrowing Base, if any, caused by the removal of the subject Collateral from the Senior Credit Facility Borrowing Base. Nothing contained in this Section 2.6(c) shall permit the disposition of any Collateral or other assets of the Borrower not otherwise permitted under this Agreement.

(d)           The Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all Obligations, including, without limitation, the principal amount of the Term Loan, and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.

Section 2.7             Notes; Loan Accounts.

(a)           The Term Loan shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Term Loan owed to such Lender shall be evidenced by Term Loan Notes. A Term Loan Note shall be payable to the order of each Lender requesting such a Note in accordance with the Term Loan Ratio of such Lender. Each such Note shall be issued by the Borrower to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

(b)           The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Term Loan and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of the Term Loan made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative

Agent with respect to such Loan Account shall be conclusive evidence of the Term Loan and accrued interest thereon, absent manifest error.

Section 2.8             Manner of Payment.

(a)           When Payments Due.

(i)            Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Term Loan, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 12:00 noon. (Boston, Massachusetts time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 12:00 noon. (Boston, Massachusetts time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)           If any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)           No Deduction.

(i)            Any and all payments of principal and interest, or of any fees or indemnity or expense reimbursements by the Borrower hereunder or under any other Loan Documents (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of any member of the Lender Group by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (A) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii)           In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).

(iii)          The Borrower shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the Borrower any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.8(b).

(iv)          As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority for which the Administrative Agent or any member of the Lender Group has received indemnification from the Borrower hereunder, the Borrower will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(v)           On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and

Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents reasonably satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents. Each such Foreign Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

(vi)          The Borrower shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v) above.

(vii)         Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to the Borrower any of its tax returns (or any other information) that it deems confidential or proprietary.

Section 2.9             Intentionally Omitted.

Section 2.10           Pro Rata Treatment.

(a)           The Term Loan. The Term Loan from the Lenders under this Agreement shall be made pro rata on the basis of their respective Term Loan Ratios.

(b)           Payments. Each payment and prepayment of the principal of the Term Loan and each payment of interest on the Term Loan received from the Borrower shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Term Loan in excess of its ratable share of the Term Loan under its Aggregate Term Loan Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Term Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.11           Application of Payments.

(a)           Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(c) (which shall be applied as earmarked or, with respect to payments under Section 2.6(c), as set forth in Section 2.6(c))), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with enforcing the rights of the Lenders under the Loan Documents;

SECOND, to payment of any fees owed to the Administrative Agent hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Term Loan; and

FIFTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable.

(b)           Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with enforcing the rights of the Lenders under the Loan Documents (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to payment of any fees owed to the Administrative Agent, hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Lenders with enforcing the rights of its rights under the Loan Documents;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Term Loan then outstanding,

SIXTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

SEVENTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law.

Section 2.12           Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower as follows:

(a)           The proceeds of the Term Loan hereunder shall be used on the Agreement Date to refinance existing Funded Debt and to fund transaction costs.

(b)           The balance of the proceeds of the Term Loan shall be used for the Borrower’s general operating needs to the extent not inconsistent with the provisions of this Agreement.

Section 2.13           All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14           Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Term Loan to the extent of such excess.

ARTICLE 3.

GUARANTY

Section 3.1             Guaranty.

(a)           Each Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b)           Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash.

(c)           Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d)           The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)           Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder except as otherwise expressly set forth in this Agreement, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)            The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrower shall not have timely paid any of the Obligations, set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.

(g)           The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)           Upon the bankruptcy or winding up or other distribution of assets of the Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i)            Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following:  (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against the Borrower, (vi) until the Obligations shall have been paid in full in cash, all rights of subrogation, indemnification, contribution and reimbursement from the Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under any Applicable Law. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j)            This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of the Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)           This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)            Each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)          The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2             Special Provisions Applicable to Subsidiary Guarantors.

(a)           Pursuant to Section 6.21 of this Agreement, any new Domestic Subsidiary of the Borrower is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein. The execution and delivery of any Guaranty Supplement (and any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement and the other applicable Loan Documents shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1             Conditions Precedent to Term Loan. The obligations of the Lenders to make the Term Loan hereunder, are subject to the prior fulfillment of each of the following conditions:

(a)           The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)            This duly executed Agreement;

(ii)           A duly executed Term Loan Note payable to the order of each Lender requesting a promissory note in the amount of such Lender’s Term Loan Ratio of the aggregate principal amount of the Term Loan;

(iii)          The Security Agreement duly executed by the Borrower Parties, together with Uniform Commercial Code financing statements related thereto;

(iv)          A Copyright Security Agreement duly executed by the Borrower Parties;

(v)           A Trademark Security Agreement duly executed by the Borrower Parties;

(vi)          The Pledge Agreement duly executed by the Borrower Parties, together with (A) copies of the original stock certificates (which original stock certificates on the Agreement Date are to be delivered to and held by the Senior Credit Facility Agent subject to the SunTrust Intercreditor Agreement) evidencing the issued and outstanding shares of capital stock pledged to the Administrative Agent pursuant to the Pledge Agreement and (B) original stock powers or other appropriate instruments of transfer executed in blank;

(vii)         The duly executed Blocked Account Agreements required by Section 6.15;

(viii)        The Fee Letter duly executed by the Borrower;

(ix)           Valuations by the Administrative Agent’s field examiners reflecting values of the Borrower Parties’ Accounts and other personal property at levels acceptable to the Administrative Agent;

(x)            The legal opinion of Arent Fox PLLC, counsel to the Borrower, addressed to the Lender Group;

(xi)           The duly executed Request for Term Loan;

(xii)          A duly executed Borrowing Base Certificate dated as of the Agreement Date;

(xiii)         Duly executed Collateral Access Agreements with respect to the Borrower’s leased premises or goods in the possession of bailees;

(xiv)        A loan certificate signed by an Authorized Signatory of each Borrower Party, including a certificate of incumbency with respect to each Authorized Signatory of such Borrower Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the Certificate of Incorporation of such Borrower Party certified to be true, complete and correct by the Secretary of State of the State of Delaware, (B) a true, complete and correct copy of the By-Laws of such Borrower Party, (C) a true, complete and correct copy of the resolutions of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents and the Senior Credit Facility Documents and authorizing the borrowings hereunder and thereunder, (D) certificates of good standing from each jurisdiction in the US in which such Borrower Party does business, (E) copies of employment contracts for the following management level employees of such Borrower Party: James Leto, and (F) copies of all shareholder agreements currently in effect relating to the Equity Interests of such Borrower Party or share purchase agreements for equity interests that have not been issued (other than pursuant to a Plan) relating to the Equity Interests of such Borrower Party;

(xv)         A solvency certificate executed by an Authorized Signatory of the Borrower regarding the solvency and financial condition of the Borrower Parties, together with a pro forma balance sheet giving effect to the incurrence of the Senior Credit Facility Obligations and the incurrence of the Term Loan;

(xvi)        The duly executed SunTrust Intercreditor Agreement;

(xvii)       A certificate signed by an Authorized Signatory of the Borrower certifying as true, correct and complete (and attaching thereto) a copy of the fully executed Senior Credit Facility Agreement, together with all exhibits and schedules thereto, and certifying as to the matters described in Section 4.1(c);

(xviii)      a Vendor Intercreditor Agreement duly executed by each of the parties thereto;

(xix)         Borrower’s (A) 2006 business plan including its 12 month income statement, balance sheet, statement of cash flows and availability forecast and (B) annual projections, including income statement, balance sheet and statement of cash flows, through the Maturity Date;

(xx)          Certificates of insurance and loss payable endorsements with respect to the Borrower Parties and certified copies of all insurance policies of the Borrower Parties, in each case, meeting the requirements of Section 6.5;

(xxi)         Pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax liens, against the assets of the Borrower Parties;

(xxii)        Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices (including the United States Patent and Trademark Office and the United States Copyright Office);

(xxiii)       Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens (including the Permitted Liens in favor of the Senior Credit Facility Agent securing the Senior Credit Facility Obligations, which Liens are subject to the SunTrust Intercreditor Agreement));

(xxiv)       Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, reasonable fees and expenses of counsel to the Administrative Agent;

(xxv)        A flow of funds report and disbursement letter, in each case, duly executed by the Borrower, which report shall include a statement of all sources and uses of funds on the Agreement Date and which disbursement letter shall be acceptable to the Administrative Agent in all respects; and

(xxvi)       All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b)           The Lender Group shall have received evidence satisfactory to them that no change in the business, assets, management, operations, financial condition, income or prospects of the Borrower shall have occurred since December 31, 2005, which change has had or would be reasonably expected to have a Materially Adverse Effect, and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(c)           The Lender Group shall have received evidence satisfactory to them that all conditions to the closing of the transactions contemplated by the Senior Credit Facility Documents have been satisfied and that the Senior Credit Facility is in full force and effect, and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(d)           The Lender Group shall have received the financial statements described in Section 5.1(k), each in form and substance to the members of the Lender Group.

(e)           The Lender Group shall have received evidence satisfactory to them that all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, that no other consents or approvals are required, and that no Default exists after the making of the Term Loan, and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(f)            The Borrower shall have established one or more Blocked Accounts pursuant to a lockbox arrangement with SunTrust Bank acceptable to the Administrative Agent.

(g)           The Administrative Agent shall have received confirmation that (i) the original Uniform Commercial Code financing statements signed (if required) by the respective Borrower Parties as debtor and naming the Administrative Agent as secured party have been duly filed in all appropriate jurisdictions, (ii) the Copyright Security Agreements have been duly filed with the United States Copyright Office and (iii) the Trademark Security Agreements have been duly filed with the United States Patent and Trademark Office, in each case, in such form as shall be satisfactory to the Administrative Agent.

(h)           The Administrative Agent shall have received a Borrowing Base Certificate and a Senior Credit Facility Borrowing Base Certificate, in form and substance satisfactory to the Lender Group and rolled forward from the Borrowing Base Certificate and Senior Credit Facility Borrowing Base Certificate previously verified by the Administrative Agent, reflecting that, among other things, as of the Agreement Date, after giving effect to (i) the Senior Credit Facility and any borrowings or other extensions of credit made thereunder and (ii) the making of the Term Loan under this Agreement, Senior Credit Facility Availability shall not be less than $25,000,000 (with trade payables being paid currently in the ordinary course of Borrower’s business, expenses and liabilities being paid in the ordinary course of business, without acceleration of sales and without deterioration in working capital and without giving effect to the additional capital attributable to the proceeds of the Term Loan).

(i)            The Administrative Agent shall have completed to its satisfaction a pre-funding field audit of the Borrower including, without limitation, a review of GEMS, and an examination of the Borrower’s reporting capabilities, assets, liabilities (including review of accounts/trade payables evidencing payment of such amounts in accordance with their terms or otherwise on terms consistent with past practices acceptable to the Administrative Agent), books and records.

(j)            The Administrative Agent shall have received (A) final reports issued by FTI Consulting pursuant to that certain engagement letter between FTI Consulting and Paul, Hastings, Janofsky & Walker LLP, on behalf of SunTrust Bank, dated February 27, 2006, with respect to quality of earnings and field audit matters of the Borrower and (B) FTI’s report of the Borrower’s 2006 monthly Term Loan Availability and Senior Credit Facility Availability forecast, to include balance sheet, income statement, statement of cash flows and confirmation of minimum opening Senior Credit Facility Availability of $25,000,000 under the Senior Credit Facility (without giving effect to the additional capital attributable to the proceeds of the Term Loan).

(k)           The Administrative Agent shall have received a true and complete copy of the duly executed Consulting Agreement certified by an Authorized Signatory of the Borrower and in full force and effect.

(l)            The Administrative Agent shall have completed background checks with respect to certain key officers of the Borrower Parties and the results of such background checks shall be satisfactory to the Administrative Agent.

(m)          The Administrative Agent shall have received daily Senior Credit Facility Borrowing Base Certificates for a period prior to the Agreement Date as requested by the Administrative Agent, each in form and substance satisfactory to the Administrative Agent.

(n)           The Administrative Agent shall have received evidence that the Borrower has entered into arrangements with its current floor plan suppliers under commercially reasonable open market terms that are satisfactory to the Administrative Agent, including, without limitation, acceptable credit limits and payment terms.

(o)           The Administrative Agent shall have completed such other business and legal due diligence with respect to the Borrower Parties and the results thereof shall be acceptable to the Administrative Agent, in its sole discretion.

(p)           All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.3, are made at and as of the time of the making of the Term Loan other than those that are by their terms true only as of a date certain other than the date of the making of the Term Loan, shall be true and correct at such time, both before and after giving effect to the application of the proceeds of the Term Loan;

(q)           The incumbency of the Authorized Signatories of the Borrower Parties shall be as stated in the certificate of incumbency contained in the certificate of such Borrower Party delivered pursuant to Section 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders;

(r)            Since December 31, 2005, there shall have been no change that has had or would be reasonably expected to have a Material Adverse Effect;

(s)           There shall not exist on the date of the making of the Term Loan and after giving effect thereto, a Default; and

(t)            The Administrative Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Administrative Agent or Lenders may reasonably request and all of the other conditions to the making of the Term Loan which are set forth in this Agreement shall have been fulfilled.

The Borrower hereby agrees that the delivery of any Request for Term Loan hereunder or any telephonic request for the making of the Term Loan hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.1 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Section 5.1             General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to make the Term Loan to the Borrower, each Borrower Party hereby represents, and warrants that:

(a)           Organization; Power; Qualification. Each Borrower Party and each Subsidiary of a Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

(b)           Authorization; Enforceability. Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms.

(c)           Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c)-1, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries, which Subsidiaries are identified on such Schedule as Domestic Subsidiaries or Foreign Subsidiaries. No Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person, (iii) each state in which each such Person is qualified to do business on the Agreement Date and (iv) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d)           Capital Stock and Related Matters. The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a

Borrower Party that is a corporation and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date (or with respect to the Borrower, as of the date set forth on Schedule 5.1(d)) are as set forth on Schedule 5.1(d). All of the shares of such Equity Interests that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Agreement Date, the Equity Interests of each such Borrower Party (other than the Borrower) and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). Except as described on Schedule 5.1(d), no Borrower Party or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower Party or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of the Borrower from making distributions, dividends or other Restricted Payments to the Borrower.

(e)           Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens.

(f)            Necessary Authorizations. Each Borrower Party and each Subsidiary of a Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. No Borrower Party or any Subsidiary of a Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement or any other Loan Document in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

(g)           Title to Properties. Each Borrower Party has good, marketable, and legal title to, or a valid leasehold interest in, all of its properties and assets, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(h)           Material Contracts. Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent. Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Borrower Party thereunder. No Borrower Party or any Subsidiary of a Borrower Party is in default under or with respect to any Material Contract, and any other contract with the Federal Government, to which it is a party or by which it or any of its properties are bound.

(i)            Labor Matters. Except as disclosed on Schedule 5.1(i):  (i) no labor contract to which any Borrower Party or any Subsidiary of a Borrower Party is a party or is otherwise subject is scheduled to expire prior to the Maturity Date; (ii) no Borrower Party or any Subsidiary of a Borrower Party has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and no Borrower Party has any reasonable expectation that any such action is or will be required at any time prior to the Maturity Date; and (iii) on the Agreement Date (A) no Borrower Party or any Subsidiary of a Borrower Party is a party to any labor dispute (other than any immaterial disputes with such Borrower Party’s or Subsidiary’s employees as individuals and not affecting such Borrower Party’s or Subsidiary’s relations with any labor group or its workforce as a whole) and (B) there are no pending or, to each Borrower Party’s knowledge, threatened strikes or walkouts relating to any labor contracts to which any Borrower Party or any Subsidiary of a Borrower Party is a party or is otherwise subject. Except as set forth on Schedule 5.1(i), none of the employees of any Borrower Party or a Subsidiary of a Borrower Party is a party to any collective bargaining agreement with any Borrower Party or a Subsidiary of a Borrower Party, as applicable.

(j)            Taxes. Except as set forth on Schedule 5.1(j), all federal, state and other tax returns of each Borrower Party and each Subsidiary of a Borrower Party required by law to be filed have been duly filed, all such tax returns are true, complete and correct in all material respects, and all federal, state, and other taxes (including without limitation, all real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon each Borrower Party and each Subsidiary of a Borrower Party and any of their respective properties, income, profits, and assets, which are due and payable, have been paid, except any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be. No adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower Party no basis exists for any such adjustment. The charges, accruals, and reserves on the books of the Borrower Parties and their Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower Parties, adequate. No Borrower Party or any Subsidiary of a Borrower Party has been audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority. Except as described in Schedule 5.1(j), no Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. None of the Borrower Parties and their respective predecessors are liable for any taxes:  (i) under any agreement (including any tax sharing agreements) or (ii) to each Borrower Party’s knowledge, as a transferee. As of the Agreement Date, no Borrower Party has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Materially Adverse Effect.

(k)           Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lenders (i) the audited financial statements of the Borrower which are complete and correct in all material respects and present fairly in accordance with GAAP the respective financial positions of the Borrower as at December 31, 2005, and the results of operations for the fiscal year then ended and (ii) the unaudited financial statements of the Borrower which are complete and correct in all material respects and present fairly in accordance with GAAP, subject to normal year end adjustments, the respective financial positions of the Borrower as at March 31, 2006, and the results of operations for the fiscal quarter then ended. In addition, the Borrower shall furnish to the Lenders the balance sheet of the Borrower dated as of the Agreement Date giving pro forma effect to the borrowings hereunder and under the Subordinated Debt Documents as of the Agreement Date. Except as disclosed in such financial statements, the Borrower does not have any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Borrower which have not heretofore been disclosed in writing to the Lenders.

(l)            Intentionally Omitted.

(m)          Investments and Guaranties. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).

(n)           Liabilities, Litigation, etc. As of the Agreement Date, except for liabilities incurred in the normal course of business, no Borrower Party or any Subsidiary of any Borrower Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations or the Subordinated Debt. As of the Agreement Date, except as described on Schedules 5.1(n) and 5.1(y)(1) through (6), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower Parties, threatened against or affecting any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $500,000 in the aggregate with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license material to the operation of such Borrower Party’s or Subsidiary’s business. None of such litigation disclosed on Schedules 5.1(n) and 5.1(y)(1) through (6), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.

(o)           ERISA. Schedule 5.1(o) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Title IV Plans, Multiemployer Plans, and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to the Administrative Agent. Except with respect to Multiemployer Plans, each Plan intended to be qualified under Code Section 401 has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Sections 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Borrower Party and each ERISA Affiliate and each of their respective Plans are in compliance with ERISA and the Code and no Borrower Party nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. No Borrower Party or, to each Borrower Party’s knowledge, any of its ERISA Affiliates, has made any promises of retirement or other benefits to employees, except as set forth in the Plans. No Borrower Party or ERISA Affiliate has incurred any liability to the PBGC in connection with any such Plan (other than the payment of premiums that are not past due). No Title IV Plan has any Unfunded Pension Liability. No ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any such Plan. There are no pending, or to the knowledge of any Borrower Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of

ERISA) or sponsor of any Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of any Borrower Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(p)           Intellectual Property; Licenses; Certifications. Except as set forth on Schedule 5.1(p), no Borrower Party or any Subsidiary of a Borrower Party owns any registered patents, trademarks, service marks or copyrights, and has no pending registration applications with respect to any of the foregoing. No other patents, trademarks, service marks or copyrights are necessary for the operation of the business of the Borrower Parties and their Subsidiaries. Except as set forth on Schedule 5.1(p), no material licenses or certifications are necessary for the operation of the Borrower Parties’ and their Subsidiaries’ business.

(q)           Compliance with Law; Absence of Default. Each Borrower Party and each Subsidiary of a Borrower Party is in material compliance with all Applicable Laws, including, without limitation, the Prompt Payment Act, and with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default, (ii) a default by such Borrower Party under the Senior Credit Facility Documents, or (iii) except with respect to Funded Debt in an aggregate principal amount equal to or less than $100,000, a default under any other indenture, agreement, or other instrument, or any judgment, decree, or order to which such Borrower Party or such Subsidiary is a party or by which such Borrower Party or such Subsidiary or any of their respective properties may be bound.

(r)            Casualties; Taking of Properties, etc. Since December 31, 2005, neither the business nor the properties of the Borrower Parties and their Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy.

(s)           Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group were, at the time furnished, complete and correct in all material respects. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties’ good faith assessment of the future of the business at the time made. The Borrower Parties had a reasonable basis for such assessment at the time made.

(t)            Compliance with Regulations T, U, and X. No Borrower Party or any Subsidiary of a Borrower Party is engaged principally in or has as one of its important activities the business of extending credit for the purpose of purchasing or carrying, and no Borrower Party or any Subsidiary of a Borrower Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Borrower Party, any Subsidiary of a Borrower Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Borrower Parties and their Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance satisfactory to the Administrative Agent. Neither the making of the Term Loan nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(u)           Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Senior Credit Facility Documents and the Loan Documents (i) the property of each Borrower Party, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of each Borrower Party will not be unreasonably small to conduct its business; and (iii) no Borrower Party will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section, “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(v)           Insurance. The Borrower Parties and their Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect. As of the Agreement Date, all insurance maintained by the Borrower Parties and their Subsidiaries is fully described on Schedule 5.1(v).

(w)          Broker’s or Finder’s Commissions. Except as set forth on Schedule 5.1(w), no broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower Parties for any other services rendered to the Borrower Parties ancillary to the credit transactions contemplated herein.

(x)            Real Property. All real property leased by each Borrower Party and each Subsidiary of a Borrower Party as of the Agreement Date, and the name of the lessor of such real property, is set forth in Schedule 5.1(x)-1. The leases of each Borrower Party and each Subsidiary of a Borrower Party are valid, enforceable and in full force and effect, and have not been modified or amended, except as otherwise set forth in Schedule 5.1(x)-1. The Borrower Parties and their Subsidiaries are the sole holders of the lessee’s interests under such leases, and have the right to pledge, mortgage, assign and sublet the same except as set forth in Schedule 5.1(x)-1. No Borrower Party or any Subsidiary of a Borrower Party has made any pledge, mortgage, assignment or sublease of any of it rights under such leases except pursuant to the Loan Documents and as set forth in Schedule 5.1(x)-1 and, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of a Borrower Party or any Subsidiary of a Borrower Party under such leases and the Borrower Parties and their Subsidiaries have paid all rents and other charges due and payable under such leases. All real property owned by each Borrower Party or a Subsidiary of a Borrower Party as of the Agreement Date is set forth in Schedule 5.1(x)-2. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns, leases or uses any real property other than as set forth on Schedule 5.1(x)-1 or 2. Each Borrower Party and each Subsidiary of a Borrower Party owns good and marketable fee simple title to all of its owned real property, and none of its respective owned real property is subject to any Liens, except Permitted Liens. No Borrower Party or any Subsidiary of a Borrower Party owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it.

(y)           Environmental Matters.

(i)            Except as is described on Schedule 5.1(y)-1, none of the Properties contains, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that could give rise to any material liability under Environmental Laws.

(ii)           Except as is described on Schedule 5.1(y)-2, each Borrower Party and each Subsidiary of a Borrower Party is in compliance with all applicable Environmental Laws and there is no violation of any Environmental Law or contamination which could materially interfere with the continued operation of any of the Properties or impair the financial condition of any Borrower Party or any Subsidiary of a Borrower Party.

(iii)          Except as is described on Schedule 5.1(y)-3, no Borrower Party or any Subsidiary of a Borrower Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is any Borrower Party aware that any such notice is pending.

(iv)          Except as is described on Schedule 5.1(y)-4, Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property in violation of any Environmental Laws or in a manner that could give rise to any liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws. Except as disclosed on Schedule 5.1(y)-4, no Borrower Party or any Subsidiary of a Borrower Party has permitted or will permit any tenant or occupant of the Properties to engage in any activity that could impose material liability under the Environmental Laws on such tenant or occupant, any Borrower Party or any Subsidiary of a Borrower Party or any other owner of any of the Properties.

(v)           Except as is described on Schedule 5.1(y)-5, no Borrower Party or any Subsidiary of a Borrower Party is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

(vi)          Except as is described on Schedule 5.1(y)-6, there has been no release or threat of release of Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Borrower Parties or their Subsidiaries, in material violation of Environmental Laws or in amounts that could give rise to any material liability under Environmental Laws.

(vii)         None of the matters disclosed on Schedules 5.1(y)-1 through 6 is reasonably likely to result in liability to the Borrower Parties and their Subsidiaries in excess of $100,000 in the aggregate.

(z)            OSHA. All of the Borrower Parties’ and their Subsidiaries’ operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

(aa)         Name of Borrower Party. No Borrower Party or any Subsidiary of any Borrower Party has changed its name within the preceding five (5) years from the Agreement Date, nor has any Borrower Party or any Subsidiary of a Borrower Party transacted business under any other name or trade name during such five (5) year period.

(bb)         Investment Company Act; Public Utility Holding Company Act. No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower Parties of this Agreement nor the issuance of any Term Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act. No Borrower Party or any Subsidiary of a Borrower Party is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

(cc)         Anti-Terrorism Laws.

(i)            Anti-Terrorism Laws. No Borrower Party nor any Affiliate of any Borrower Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)           Executive Order No. 13224. No Borrower Party nor any Affiliate of any Borrower Party is any of the following (each a “Blocked Person”):

(A)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C)           a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(E)           a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(F)           a Person or entity who is affiliated with a Person or entity listed above.

No Borrower Party nor any Affiliate of any Borrower Party (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(iii)          OFAC. No Borrower Party nor any Affiliate of any Borrower Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

(dd)         Debarment and Suspension. No event has occurred and, to the best knowledge of principal officers of the Borrower, no condition exists that may result in the debarment or suspension of the Borrower or any of its Subsidiaries from any contracting with the Federal Government, and neither the Borrower nor any Affiliate of the Borrower has been subject to any such debarment or suspension prior to the date of this Agreement. No investigation or inquiry involving fraud, deception or willful misconduct has been commenced in connection with any contract between the Federal Government and the Borrower or a Subsidiary of the Borrower or any activities of the Borrower or any Subsidiary of the Borrower.

Section 5.2             Representations and Warranties Relating to Accounts. With respect to all Accounts of each Borrower Party, such Borrower Party hereby warrants and represents to the Lender Group that such Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of such Borrower Party’s business and all documents relating to such Accounts are legally sufficient under Applicable Law and are legally enforceable in accordance with their terms as necessary to provide the practical realization of the rights and benefits contained therein. As to each Account that is identified by such Borrower Party as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the

Borrower, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

Section 5.3             Representations and Warranties Relating to Inventory. With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.

Section 5.4             Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date, except to the extent previously fulfilled in accordance with the terms of this Agreement or the other Loan Documents and to the extent subsequently inapplicable or that are by their terms true only as of a date certain other than the Agreement Date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of the Term Loan under this Agreement.

ARTICLE 6.

GENERAL COVENANTS

Until the Obligations are repaid in full in cash, unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 6.1             Preservation of Existence and Similar Matters. Each Borrower Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, rights, franchises, licenses, and privileges in its jurisdiction of incorporation or organization including, without limitation, all Necessary Authorizations, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

Section 6.2             Compliance with Applicable Law. Each Borrower Party will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Law, except where the failure to so comply would not have a Material Adverse Effect.

Section 6.3             Maintenance of Properties. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

Section 6.4             Accounting Methods and Financial Records. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP and with any system mandated by an Account Debtor, such as the federal government cost and accounting standards, and will, and will cause each of its Subsidiaries to, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5             Insurance. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, public liability, property insurance, comprehensive general liability, business interruption, product liability and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower Parties and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A+” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent. In addition to the foregoing, each Borrower Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A+” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the Lender Group’s interest in such Collateral. All such property insurance policies shall name the Administrative Agent as loss payee and all liability insurance policies shall name the Administrative Agent as additional insured. Each Borrower Party shall deliver the original certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower Party or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Borrower Party fails to provide and pay for such insurance, the Administrative Agent may, at the Borrower’s expense, procure the same, but shall not be required to do so. Upon the occurrence and during the continuance of an Event of Default, each Borrower Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.6             Payment of Taxes and Claims. Each Borrower Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. Each Borrower Party shall, and shall cause each of its Subsidiaries to, timely file all information returns required by federal, state, or local tax authorities.

Section 6.7             Visits and Inspections. Each Borrower Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Borrower Parties and their Subsidiaries during normal business hours upon reasonable prior notice to the Borrower (unless an Event of Default shall have occurred and be continuing), (b) inspect and make extracts from and copies of the Borrower Parties’ and their Subsidiaries’ books and records, subject to the confidentiality requirements of this Agreement, and (c) discuss with the Borrower Parties’ and their Subsidiaries’ respective principal officers the Borrower Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Subsidiaries. Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit (or at any time that an Event of Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Subsidiaries’ properties.

Section 6.8             Conduct of Business. Each Borrower Party shall, and shall cause each of its Subsidiaries to, continue to engage in business of the same general type as conducted by it as of the Agreement Date.

Section 6.9             ERISA. Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Plans; furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Borrower Party and its ERISA Affiliates; notify the Administrative Agent as soon as practicable of any ERISA Event; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.

Section 6.10           Lien Perfection. Each Borrower Party agrees to take such action as may be requested by the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral. Each Borrower Party hereby authorizes the Administrative Agent to file any such financing statement on such Borrower Party’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor.”

Section 6.11           Location of Collateral. All Collateral, other than Inventory in transit and Inventory sold in the ordinary course of business, will at all times be kept by the Borrower Parties at one or more of the business locations of the Borrower Parties set forth in Schedule 6.11 or any other location if (i) the Borrower gives the Administrative Agent written notice of the new location at least thirty (30) days prior to storing Collateral (other than Inventory) at such location, (ii) the Lender Group’s security interest in such Collateral is and continues to be a duly perfected, first priority Lien thereon, (iii) neither any Borrower Party’s nor the Administrative Agent’s right of entry upon the premises where such Collateral is stored or its right to remove the Collateral therefrom, is in any way restricted, and (iv) the owner of such premises shall have executed and delivered to the Administrative Agent a Collateral Access Agreement. The Inventory shall not, without the prior written approval of the Administrative Agent, be moved from the locations set forth on Schedule 6.11 except as permitted in the immediately preceding sentence and prior to an Event of Default, (a) sales or other dispositions of assets permitted pursuant to Section 8.7 and (b) the storage of Inventory at locations within the continental US other than those specified in the first sentence of this Section 6.11 if (i) the Borrower gives the Administrative Agent written notice of the new storage location at least thirty (30) days prior to storing Inventory at such location, (ii) the Lender Group’s security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, (iii) neither any Borrower Party’s nor the Administrative Agent’s right of entry upon the premises where such Inventory is stored or its right to remove the Inventory therefrom, is in any way restricted, (iv) the owner of such premises, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Administrative Agent and any non-negotiable documents and receipts in respect of any Collateral maintained at such premises are issued to the Administrative Agent and promptly delivered to the Administrative Agent.

Section 6.12           Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Borrower Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower Parties. If the Borrower Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, pay the same directly to the appropriate Person and such amounts shall be borne and paid on demand by the Borrower Parties. The Borrower agrees to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrower to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrower to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower Parties in or coming into the hands or inuring to the benefit of the Lenders. Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ actual possession and loss or damage resulting from such Person’s gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrower Parties’ sole risk.

Section 6.13           Assignments and Records of Accounts. If so requested by the Administrative Agent following an Event of Default, each Borrower Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. Each Borrower Party shall keep accurate and complete records of the Accounts and all payments and collections thereon.

Section 6.14           Administration of Accounts.

(a)           The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrower. The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Borrower Party irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower Party’s true and lawful attorney and agent-in-fact to endorse such Borrower Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions. Additionally, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower.

(b)           If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower Party. The Borrower agrees to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. The Borrower Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower Party by reason of the sale and delivery creating the Account.

(c)           Whether or not a Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrower Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Borrower Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 6.15           The Blocked Account.

(a)           The Borrower Parties shall establish and maintain one or more blocked accounts (each a “Blocked Account”) pursuant to a lockbox arrangement acceptable to the Administrative Agent with SunTrust Bank, any Affiliate thereof or a banking institution acceptable to the Administrative Agent. The Borrower Parties shall issue to each such bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Blocked Account maintained at such bank. All amounts which shall be deposited into any Blocked Account shall immediately become the property of and, subject to the SunTrust Intercreditor Agreement, be under the sole dominion and exclusive control of the Administrative Agent, on behalf of the Lender Group, and no Borrower Party shall have any right to withdraw such amounts from the Blocked Account. The Borrower Parties shall, at all times prior to the payment in full of the Senior Credit Facility Obligations (including letters of credit that are included therein being cash collateralized) and the termination of the Senior Credit Facility, comply with the blocked account provisions set forth in Section 6.15 of the Senior Credit Facility Agreement (as in effect on the date hereof). After the payment in full of the Senior Credit Facility Obligations (including letters of credit that are included therein being cash collateralized) and termination of the Senior Credit Facility, the Borrower Parties shall maintain cash management arrangements satisfactory to the Administrative Agent in all respects, including, without limitation, the blocked account arrangements described in this Section 6.15. The Borrower Parties acknowledge and agree that (i) the funds on deposit in each Blocked Account shall at all times constitute collateral security for all of the Obligations and (ii) the funds on deposit in each such Blocked Account shall be applied as provided the Senior Credit Facility Agreement as in effect on the date hereof or, after the payment in full of the Senior Credit Facility Obligations (including letters of credit that are included therein being cash collateralized) and the termination of the Senior Credit Facility, in a manner satisfactory in all respects to the Administrative Agent.

(b)           The Borrower Parties shall take all steps to ensure that all of their Account Debtors and all of their credit card processors forward all items of payment to lockboxes established with the Blocked Account banks. The Borrower Parties shall cause each of their credit card processors to enter into an agreement, in form and substance satisfactory to the Administrative Agent, with the Administrative Agent and the applicable Borrower Party pursuant to which the applicable Borrower Party shall irrevocably instruct such credit card processor to forward all items of payment owing to the Borrower Parties directly to a Blocked Account.

(c)           In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Borrower Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment (including, without limitation, from the sale of any assets under Section 8.7(b) or otherwise or constituting insurance or condemnation proceeds) received by any Borrower Party shall be deposited into a Blocked Account promptly upon receipt thereof by such Borrower Party.

(d)           If the Administrative Agent or any Affiliate of the Administrative Agent is a Blocked Account bank, on each Business Day the Administrative Agent shall, without further consent of any Borrower Party but subject to the SunTrust Intercreditor Agreement, withdraw all immediately available funds in such Blocked Account, deposit the same in the Loan Account, and apply the same against the Obligations in the manner provided for in Section 2.11 or, if applicable, Section 2.6(c); provided, however, if on any such date there are no outstanding Obligations or the amount of any such deposit in the Loan Account is in excess of the outstanding Obligations, then at the written request of the Borrower such excess amount shall be directed to any other deposit or investment account maintained by the Borrower so long as such account is subject to a Blocked Account Agreement or other control agreement acceptable to the Administrative Agent. With respect to the calculation of interest, the application of such funds to the Obligations shall be deemed made one (1) day after receipt of such funds.

(e)           As of the Agreement Date, all bank accounts and investment accounts of the Borrower Parties are listed on Schedule 6.15 and such Schedule designates which such accounts are deposit accounts. No Borrower Party shall open any other deposit account unless the depository bank for such account shall have entered into an agreement with the Administrative Agent substantially in the form of the Blocked Account Agreement.

Section 6.16           Further Assurances. Upon the written request of the Administrative Agent, each Borrower Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Term Loan Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Borrower Party or any employee or officer thereof. Each Borrower Party at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement) or to correct any omissions in the Loan Documents or more fully to state the obligations set out herein or in any of the Loan Documents or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested provided that such further documents, agreements and instruments do not increase the obligations or diminish the rights of any Borrower under the Loan Documents from the existing covenants and agreements contained in the Loan Documents (including this Agreement).

Section 6.17           Broker’s Claims. Each Borrower Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein. This Section 6.17 shall survive termination of this Agreement.

Section 6.18           Indemnity. Each Borrower Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses (including fees and expenses of experts, agents, consultants and reasonable fees and expenses of counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Term Loan, this Agreement, the other Loan Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan

Documents and the Term Loan, any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. This Section 6.18 shall survive termination of this Agreement.

Section 6.19           Environmental Matters.

(a)           Each Borrower Party shall, and shall cause its Subsidiaries to, comply in all material respects with the Environmental Laws and shall notify the Administrative Agent within thirty (30) days in the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require remediation. Each Borrower Party shall forward to the Administrative Agent copies of all documents alleging a violation of Environmental Laws, all responses thereto and all documents submitted to environmental agencies relative to remediation of Hazardous Materials on the Properties, in each case, within thirty (30) days of receipt, delivery or submission (as the case may be) of the same.

(b)           The Borrower Parties will not use or permit any other party to use any Hazardous Materials at any of their places of business except such materials as are used in the Borrower Parties’ normal course of business, maintenance and repairs, and then only in material compliance with all applicable Environmental Laws. The Borrower Parties shall not install or permit to be installed in the Property friable asbestos or any substance containing asbestos and deemed hazardous by an Applicable Law respecting such material, or any other building material deemed to be harmful, hazardous or injurious by relevant Applicable Law and with respect to any such material currently present in any Property shall promptly either (i) remove any material which such Applicable Law deem harmful, hazardous or injurious and require to be removed or (ii) otherwise comply with such Applicable Law, at the Borrower Parties’ expense.

(c)           Promptly upon the written request of the Administrative Agent from time to time, the Borrower Parties shall provide the Administrative Agent with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to the Administrative Agent, to assess with a reasonable degree of certainty the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Properties. Such assessment or report shall be at Borrower Parties’ expense if, in the judgment of the Administrative Agent, there is reason to believe that a violation of Environmental Laws has occurred.

(d)           Each Borrower Party shall at all times indemnify and hold harmless the Lender Group against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, or any nature whatsoever under or on account of the Environmental Laws including the assertion of any lien thereunder, with respect to:

(i)            any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials or the presence of any Hazardous Materials affecting the Properties whether or not the same originates or emanates from the Properties or any contiguous real estate including any loss of value of the Properties as a result of any of the foregoing;

(ii)           any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws;

(iii)          liability for personal injury or property damage arising under any statutory or common law tort theory (including without limitation damages assessed) for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Borrower Party or Subsidiary of a Borrower Party near the Properties; and/or

(iv)          any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other federal agency, or any state or local environmental agency.

(e)           In the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require remediation, if the applicable Borrower Party or Subsidiary fails to begin the remediation within thirty (30) days after notice to the Administrative Agent, the Administrative Agent may at its election, but without the obligation to do so, give such notices and/or cause such work to be performed at the Properties and/or take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate the discharge of such Hazardous Material, remove such Hazardous Material or cure such Borrower Party’s or Subsidiary’s noncompliance.

(f)            All of the representations, warranties, covenants and indemnities of this Section 6.19 and Section 5.1(y) shall survive the termination of this Agreement, the repayment of the Obligations and/or the release of the liens of the Mortgage from the

Properties that are subject to the Mortgage and shall survive the transfer of any or all right, title and interest in and to the Properties by the Borrower Parties or any Subsidiary to any party, whether or not affiliated with the Borrower Parties.

Section 6.20           Assignment of Claims Act. If so requested by the Administrative Agent (after consultation with the Borrower) upon (a) the occurrence and during the continuance of an Event of Default or (b) the occurrence of any event, act or condition resulting in a Material Adverse Effect, each Borrower Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, all documents, instruments, filings, or take any other required actions, necessary to complete the required procedures under the Federal Assignment of Claims Act of 1940 for the effective collateral assignment (to the extent available under Applicable Law) of all Accounts which are owed by the Federal Government to the extent the amount of such Accounts, either individually or in the aggregate together with all other Accounts under a single contract, exceeds $1,000,000; provided, however, such Borrower Party shall only be required to use commercially reasonable efforts with respect to actions required by the applicable Account Debtor or any other Person.

Section 6.21           Formation of Subsidiaries. At the time of the formation of any direct or indirect Subsidiary of the Borrower after the Agreement Date or the acquisition of any direct or indirect Subsidiary of the Borrower after the Agreement Date, the Borrower Parties, as appropriate, shall (a) cause such new Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit I (each, a “Guaranty Supplement”), pursuant to which such new Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 and as a Borrower Party under this Agreement, a supplement to the Security Agreement, and such other security documents (including, without limitation, Mortgages with respect to any real estate owned by such Subsidiary), together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent, (b) provide to the Administrative Agent, for the benefit of the Lender Group, a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such new Subsidiary (regardless of whether owned by a Borrower Party or a Subsidiary of a Borrower Party or a minority shareholder), in form and substance reasonably satisfactory to the Administrative Agent, and (c) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 6.21 shall authorize any Borrower Party or any Subsidiary of a Borrower Party to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Article 8. Any document, agreement or instrument executed or issued pursuant to this Section 6.21 shall be a “Loan Document” for purposes of this Agreement

Section 6.22           Notifications Relating to Contracts with the Federal Government. Each Borrower Party will promptly (and in any event within three (3) Business Days of), deliver to the Administrative Agent: (a) any written notification from the Federal Government indicating that it intends to take a setoff with respect to any Account as to which the Federal Government is the Account Debtor; (b) any written notification from any subcontractor indicating any Borrower Parties failure to make prompt payments with respect to any contract entered into in connection with any Account as to which the Federal Government is the Account Debtor; (c) any written notification from the Federal Government in connection with any Account as to which the Federal Government is the Account Debtor indicating that the Federal Government intends to cancel an order for goods or services or to change or limit the scope of an order for goods or services, if such cancellation, change or limitation could, individually, have a negative impact of $5,000,000 or more on the revenue of the Borrower; and (d) any written notification from the Federal Government indicating that the Federal Government intends to terminate for convenience any contract entered into in connection with any Account as to which the Federal Government is the Account Debtor if such termination could, individually, have a negative impact of $5,000,000 or more on the revenue of the Borrower.

Section 6.23           Inventory Appraisals; Delivery of Appraisals under Senior Credit Facility Documents, Etc.

(a)           Absent the occurrence of an Event of Default, the Administrative Agent may, at the Borrower’s expense, (i) have conducted appraisals of the Borrower’s Inventory not more than twice during any 12 month period and (ii) have conducted commercial finance examinations not more than four times during any 12 month period. Prior to the occurrence of an Event of Default, the Agent may have conducted appraisals of the Borrower’s Inventory and commercial finance examinations (in addition to those appraisals commercial finance examinations conducted at the Borrowers’ expense as set forth in the preceding sentence) at its own expense at any time upon its reasonable request. At any time an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to have conducted further appraisals, commercial finance examinations, audits and valuations of the Inventory and other Collateral in its Permitted Discretion at the Borrower’s expense. The requirements of this Section 6.23(a) may be satisfied by the receipt by the Administrative Agent from the Senior Credit Facility Agent (in each case, in form and substance acceptable to the Administrative Agent in its Permitted Discretion (exercised in a manner consistent with the Senior Credit Facility Agent’s Discretion)) of appraisals, field audits, commercial finance examinations, environmental reports and other evaluations (in each case, promptly upon the Senior Credit Facility Agent’s receipt of the same) performed by or for the benefit of the Senior Credit Facility Agent under the Senior Credit Facility Agreement; provided that the failure by the Senior Credit Facility Agent to deliver such items shall not constitute a Default or Event of Default hereunder.

(b)           All amounts chargeable to the Borrower under this Section 6.23 shall constitute Obligations that are secured by all of the Collateral and shall be payable to the Administrative Agent within 10 days of written demand.

Section 6.24           Post Closing Conditions. The Borrower shall perform or cause to be performed the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(a)           Within 30 days after the Agreement Date (as may be extended by the Administrative Agent in its sole discretion), Borrower shall have delivered to Administrative Agent a certificate of good standing from the Secretary of State of each of the jurisdictions listed on Schedule 1.1(d), in each case evidencing that Borrower is qualified and in good standing as a foreign corporation in such jurisdictions under the name “GTSI Corp” (other than the State of California or such other state as the Administrative Agent may approve) and, with respect to the State of California or such other state, the Borrower shall take such steps to qualify and be in good standing as a foreign corporation as may be reasonably acceptable to the Administrative Agent.

(b)           Within 30 days of the Agreement date (as may by extended by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause its Subsidiaries to, close its German bank account.

(c)           Within 60 days after the Agreement Date (as may by extended by the Administrative Agent in its sole discretion), deliver to Administrative Agent evidence that (i) Technology Logistics, Inc., as incorporated in Virginia (which for the avoidance of doubt differs from Technology Logistics, Inc. incorporated in Delaware and which is a Guarantor hereunder), has been either dissolved or merged into Technology Logistics, Inc., as incorporated in Delaware, and (ii) Technology Logistics, Inc., as incorporated in Delaware, has filed for qualification as a foreign corporation in Virginia. The Borrower Parties hereby represent and covenant that until such time as the requirements in clauses (i) and (ii) of this subsection (c) have been completed, Technology Logistics, Inc. shall not have any material assets or liabilities other than the Obligations and the obligations under the Subordinated Debt Documents.

(d)           Within 15 days after the Agreement Date (as may by extended by the Administrative Agent in its sole discretion), deliver to Administrative Agent a fully executed Collateral Access Agreement, in form and substance satisfactory to Co-Collateral Agents, with respect to Borrower’s leased location at 3900 Stonecroft Boulevard, Chantilly, Virginia 20151.

(e)           Within 30 days of the Agreement date (as may by extended by the Administrative Agent in its sole discretion), the Borrower take all actions required or reasonably requested by the Administrative Agent to provide the Administrative Agent with a first priority security perfected Lien (subject to the Lien in favor of the Senior Credit Facility Agent) on the judgment in favor of the Borrower against Ichiban, Inc.

ARTICLE 7.

INFORMATION COVENANTS

Until the Obligations are repaid in full in cash, unless the Majority Lenders shall otherwise give their prior consent in writing, the Borrower Parties will furnish or cause to be furnished to each member of the Lender Group:

Section 7.1             Monthly and Quarterly Financial Statements and Information. (a)  Within thirty (30) days after the last day of each fiscal month in each fiscal year of the Borrower, the balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related statement of income and retained earnings and related statement of cash flows for such fiscal month and for the fiscal year to date period (starting with the Agreement Date) ended with the last day of such fiscal month, which financial statements shall set forth in comparative form such figures (i) as at the end of such month during the previous fiscal year and for such month during the previous fiscal year and (ii) as contained in the Borrower’s projections most recently delivered to the Administrative Agent for such periods, all of which shall be on a consolidated and consolidating basis with the other Borrower Parties and shall be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower Parties, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year (starting with the Agreement Date) ended with the last day of such period, subject only to normal year-end adjustments and lack of footnotes, provided, that Borrower may deliver the financial statements required under this subsection (a) up to five (5) Business Days late and on up to two (2) occurrences in any twelve (12) month period before causing a default under Section 9.1(c) with respect to this subsection (a).

(b)           Within forty-five (45) days after the last day of each fiscal quarter in each fiscal year of the Borrower, the balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter which financial statements shall set forth in comparative form (i) such figures as at the end of such quarter during the previous fiscal year and for such quarter during the previous fiscal year and (ii) as contained in the Borrower’s projections most recently delivered to the Administrative Agent for such periods, all of which shall be on a consolidated and consolidating basis with the other Borrower Parties and shall be certified by an Authorized Signatory of the Borrower to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of the Borrower Parties, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes.

Section 7.2             Annual Financial Statements and Information; Certificate of No Default. Within ninety (90) days after the end of each fiscal year of the Borrower, the audited balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated and consolidating basis with the other Borrower Parties, which financial statements shall set forth in comparative form (i) such figures as at the end of and for the previous year and (ii) as contained in the Borrower’s projections most recently delivered to the Administrative Agent for such periods, and shall be accompanied by an opinion of independent certified public accountants of recognized standing satisfactory to the Administrative Agent, stating that such financial statements are unqualified and prepared in all material respects in accordance with GAAP, without any explanatory paragraphs.

Section 7.3             Compliance Certificates.

(a)           Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1 and Section 7.2, a Compliance Certificate:

(b)           Setting forth as at the end of such period, the arithmetical calculations required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenants;

(c)           Stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d)           Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such period, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred and whether it is continuing.

Section 7.4             Access to Accountants. Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with the Borrower Parties’ and their Subsidiaries’ independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs. On or before the Agreement Date, the Borrower Parties shall deliver to their independent public accountants a letter authorizing them to comply with the provisions of this Section 7.4.

Section 7.5             Additional Reports.

(a)           (i) Prior to 2:00 p.m. (Boston, Massachusetts time) on each Business Day, the Borrower shall deliver to the Administrative Agent, (A) a Borrowing

Base Certificate as of the close of business on the immediately preceding Business Day, which shall be in such form as shall be reasonably satisfactory to the Administrative Agent, including (without limitation) a daily roll-forward from the prior Business Day of all origination and collection activity for Eligible Accounts and Eligible Inventory, (B) a summary of key vendor terms (including credit limits and payment terms) or a certification that such key vendor terms have not changed from the key vendor terms previously reported, provided, that Borrower may deliver a Borrowing Base Certificate required under this clause (i) up to one (1) Business Day late and on up to ten (10) non-consecutive occurrences in any twelve (12) month period before causing a default under Section 9.1(c) with respect to this clause (i), (ii) on the 1st and 15th day of each calendar month, a Borrowing Base Certificate as of the close of business on the immediately preceding 1st day of such month or the 15th day of the prior calendar month, whichever is most recent, setting forth (A) a categorical breakdown of all Accounts of the Borrower, (B) a calculation of Eligible Accounts and Eligible Inventory as of such date, (C) an aging of all Accounts that are not Eligible Accounts and summary of all Inventory that is not Eligible Inventory as of such date, in each case with the supporting documentation and schedules in reasonable detail to confirm such calculations and (iii) simultaneously with the delivery of the same to the Senior Credit Facility Agent or the Senior Credit Facility Lenders, which times shall be not less frequent than the times set forth in the Senior Credit Facility Agreement as in effect on the date hereof, a copy of the relevant Senior Credit Facility Borrowing Base Certificate and all supporting information delivered in connection therewith.

(b)           Within 15 days after the end of each fiscal month, or more frequently as reasonably required by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and the Lenders, a Borrowing Base Certificate as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, which shall be in such form as shall be satisfactory to the Administrative Agent, setting forth a categorical breakdown of all Accounts of the Borrower, a calculation of Eligible Accounts and Eligible Inventory as of such last day of the preceding fiscal month and a calculation of “Average Availability” (as defined in the Senior Credit Facility Agreement as in effect on the date hereof) for the preceding fiscal month, provided, that Borrower may deliver the items required under this subsection (b) up to five (5) Business Days late and on up to two (2) occurrences in any twelve (12) month period before causing a default under Section 9.1(c) with respect to this subsection (b).

(c)           Within 15 days after the end of each fiscal month or more frequently as reasonably required by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and to any Lender requesting the same, in form acceptable to the Administrative Agent, lockbox, bank and investment account statements, a report of sales and collections, debit and credit adjustments, a detailed aged trial balance of all Accounts of the Borrower existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, specifying the names, and face value for each Account Debtor obligated on an Account of the Borrower so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding month or such other date reasonably required by the Administrative Agent and, upon the Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts of the Borrower so scheduled and such other matters and information relating to the status of then existing Accounts of the Borrower as the Administrative Agent shall reasonably request, provided, that Borrower may deliver the items required under this subsection (c) up to five (5) Business Days late and on up to two (2) occurrences in any twelve (12) month period before causing a default under Section 9.1(c) with respect to this subsection (c).

(d)           On Friday of each week, the Borrower shall deliver to the Administrative Agent a 13-week cashflow, Term Loan Availability and Senior Credit Facility Availability forecast for the 13-week period commencing on the Monday immediately following such Friday, such forecast to be in form and substance satisfactory to the Administrative Agent, provided, that Borrower may deliver the items required under this subsection (d) up to one (1) Business Day late and on up to five (5) occurrences in any twelve (12) month period before causing a default under Section 9.1(c) with respect to this subsection (d).

(e)           Promptly upon receipt thereof, the Borrower Parties shall deliver to the Lender Group copies of all final reports, if any, submitted to any Borrower Party or any Subsidiary of a Borrower Party by the Borrower Parties’ and their Subsidiaries’ independent public accountants in connection with any annual or interim audit of the Borrower Parties and their Subsidiaries, including, without limitation, any final management report prepared in connection with the annual audit referred to in Section 7.2.

(f)            Within 15 days after the end of each fiscal month, or more frequently as reasonably required by the Administrative Agent, the Borrower shall deliver to the Administrative Agent and the Lenders, an Inventory report as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, which shall be in such form as shall be reasonably satisfactory to the Administrative Agent, setting forth a categorical breakdown of all Inventory of the Borrower, including, without limitation, Inventory that secures trade or vendor debt, and Inventory that is free and clear of any Lien (other than the Liens in favor of the Administrative Agent and the Senior Credit Facility Agent), provided, that Borrower may deliver the items required under this subsection (f) up to one (1) Business Day late and on up to five (5) occurrences in any twelve (12) month period before causing a default under Section 9.1(c) with respect to this subsection (f).

(g)           On or before the date thirty (30) days prior to the commencement of each fiscal year, the Borrower Parties shall deliver to the Lender Group the annual budget for the Borrower Parties and their Subsidiaries approved by the board of directors of the Borrower or a committee thereof, including forecasts of the income statement, the balance sheet and a cash flow statement for the immediately succeeding year on a month by month basis and each succeeding year thereafter through the Maturity Date on an annual basis.

(h)           To the extent not covered elsewhere in this Article 7, promptly after the sending thereof, the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent and the Lenders copies of all financial statements, reports and other information which any Borrower Party or any such Subsidiary sends to any holder of its Funded Debt (including the Senior Credit Facility Obligations) or its securities or which any Borrower Party or any such Subsidiary files with the Securities and Exchange Commission or any national securities exchange.

(i)            If there is a material change in GAAP after December 31, 2005, that affects the presentation of the financial statements referred to in Section 7.1 and 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Borrower Parties shall furnish the adjustments and reconciliations necessary to enable the Borrower and each Lender to determine compliance with each of the Financial Covenants, all of which shall be determined in accordance with GAAP consistently applied.

(j)            Promptly upon the filing thereof, copies of all 10-K, 10-Q, and all other material financial reports filed by the Borrower parties with the SEC.

(k)           To the extent not otherwise delivered to the Administrative Agent hereunder, the Borrower Parties will provide, or will cause to be provided to, the Administrative Agent and the Lenders all reports and information as may be delivered pursuant to the terms of the Senior Credit Facility Documents (including, without limitation, information and reports relating to collateral audits and appraisals of the Borrower Parties), simultaneously with the delivery of the same to the Senior Credit Facility Agent or the Senior Credit Facility Lenders.

(l)            To the extent not otherwise delivered to the Administrative Agent hereunder, the Borrower Parties shall deliver to the Administrative Agent and the Lenders (i) a copy of each notice or other written communication outside of the ordinary course of business delivered by it or on its behalf in connection with the Senior Credit Facility, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to the Senior Credit Facility Agent or the Senior Credit Facility Lenders, and (ii) a copy of each notice or other written communication outside of the ordinary course of business received by the Borrowers in connection with the Senior Credit Facility, such delivery to be made promptly after such notice or other communication is received by the Borrower Parties.

(m)          From time to time and promptly upon (and in any event within ten (10) Business Days of) each written request from the Administrative Agent, the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower Parties, such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.

Section 7.6             Notice of Litigation and Other Matters.

(a)           Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $500,000, such Borrower Party shall notify the Lender Group of the occurrence thereof, and the Borrower Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.

(b)           Immediately following the occurrence of any default (whether or not any Borrower Party has received notice thereof from any other Person) (i) on Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party which singly, or in the aggregate, exceeds $500,000 or (ii) under the Senior Credit Facility Documents, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(c)           Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any Property of any Borrower Party or any Subsidiary of a Borrower Party, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(d)           Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be likely to result in a Materially Adverse Effect, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(e)           Promptly (and in any event within five (5) Business Days) following any material amendment or change approved by the board of directors of the Borrower to the budget submitted to the Lender Group pursuant to Section 7.5(d), the Borrower Parties shall notify the Lender Group of the occurrence thereof;

(f)            Promptly (but in any event within two (2) Business Days) following any (i) Default under any Loan Document, or default by any Borrower Party under the Senior Credit Facility Documents, or (ii) default under any other agreement (other than those referenced in clause (i) of this Section 7.6(f) above or in Section 7.6(b)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower Parties shall notify the Lender Group of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(g)           Promptly (but in any event within five (5) Business Days) following the occurrence of any ERISA Event or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Borrower Party or any of its ERISA Affiliates or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), the Borrower Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof.

(h)           The Borrower Parties shall deliver updates or supplements to the following schedules (i) within forty-five days after the end of the end of each fiscal year, as of the last day of such fiscal year:  Schedule 5.1(c)-1, Schedule 5.1(c)-2, Schedule 5.1(d), Schedule 5.1(h), Schedule 5.1(m), Schedule 5.1(p), Schedule 5.1(x)-1, Schedule 5.1(x)-2, Schedule 5.1(y)-1, Schedule 5.1(y)-2, Schedule 5.1(y)-3, Schedule 5.1(y)-4, Schedule 5.1(y)-5 and Schedule 5.1(y)-6, and (ii) within forty-five days after the end of the end of each of the first and third fiscal quarters of each fiscal year, as of the last day of such fiscal quarter: Schedule 6.11 and Schedule 6.15, in each case, as may be required to render correct the representations and warranties contained in the applicable sections to which such schedules relate as of the last day of such fiscal quarter without giving effect to any references therein to the “Agreement Date” in each case, appropriately marked to show the changes made therein; provided that no such supplement to any such Schedules or representation shall be deemed a waiver of any Default resulting from the matters disclosed therein, except as consented to by the Majority Lenders in writing.

ARTICLE 8.

NEGATIVE COVENANTS

Until the Obligations are repaid in full in cash, unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 8.1             Funded Debt. No Borrower Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:

(a)           Funded Debt under this Agreement and the other Loan Documents;

(b)           Funded Debt under the Senior Credit Facility Documents (or Refinancing Debt) and the “Bank Products Documents” (as defined in the Senior Credit Facility Agreement as in effect on the date hereof); provided that the aggregate amount of Senior Credit Facility Outstandings does not, at any time, exceed the lesser of (i) $150,000,000 and (ii) the result of (A) the Term Loan Borrowing Base at such time minus (B) the outstanding principal amount of the Term Loan at such time;

(c)           Trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;

(d)           Funded Debt of the Borrower or any Subsidiary of the Borrower that is unsecured or secured by Permitted Liens described in clause (f) of the definition of Permitted Liens set forth in Article 1 (including without limitation Capitalized Lease Obligations), collectively, not to exceed the aggregate principal amount of $1,000,000 at any time;

(e)           Guaranties permitted by Section 8.2;

(f)            Unsecured Funded Debt of any Borrower Party owed to another Borrower Party; and

(g)           Obligations under Hedge Agreements not entered into for speculative purposes approved by the Administrative Agent.

Section 8.2             Guaranties. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations and the Senior Credit Facility Obligations, (b) guaranties by any Borrower Party of obligations under agreements of any other Borrower Party entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (c) endorsements of instruments in the ordinary course of business, and (d) guaranties by any Borrower Party of any obligation of any other Borrower Party.

Section 8.3             Liens. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4             Restricted Payments and Purchases. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than (a) Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that the Borrower’s Subsidiaries may make Restricted Payments to the Borrower or a wholly owned Domestic Subsidiary of the Borrower that is a Borrower Party, (b) Restricted Purchases or Restricted Payments for the sole purposes of repurchasing the Borrower’s Stock from employees of the Borrower and its Subsidiaries upon termination of employment of any such employee so long as (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Restricted Payments and Restricted Purchases shall not exceed $500,000 during any twelve-month period and (c) Restricted Payments and Restricted Purchases provided that the Borrower shall have delivered evidence satisfactory to the Administrative Agent that the following conditions have been satisfied before and after giving effect to any such Restricted Payment or Restricted Purchase: (i) no Default or Event of Default shall have occurred and be continuing or result from such Restricted Payment or Restricted Purchase, (ii) any such Restricted Payment or Restricted Purchase shall have occurred on or after the date that is one year immediately following the Agreement Date, (iii) each of the Term Loan Availability and the Senior Credit Facility Availability (after giving effect to such transaction) shall not be less than $15,000,000, (iv) the Borrower shall have a Fixed Charge Coverage Ratio on a Pro Forma Basis after giving effect to such transaction of not less than 1.25 to 1.00 at the time of such Restricted Payment or Restricted Purchase and shall have delivered to the Administrative Agent pro forma calculations evidencing a projected Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 for the twelve-month period immediately following such Restricted Payment or Restricted Purchase, and (v) the aggregate amount of all such Restricted Payments and Restricted Purchases shall not exceed $500,000 during any twelve-month period.

Section 8.5             Investments. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, make Investments, except that (a) the Borrower may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own Cash Equivalents provided that any such Investments in Cash Equivalents shall be subject to a Blocked Account Agreement or other control agreement in form and substance satisfactory to the Administrative Agent; (b) the Borrower may hold the Investments in existence on the Agreement Date and described on Schedule 5.1(c)-2; (c) so long as no Default exists, the Borrower may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes (subject only to Liens securing the Senior Credit Facility, which Liens are subject to the SunTrust Intercreditor Agreement) which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes; (d) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and their Subsidiaries created after the Agreement Date in accordance with Sections 6.21, 8.7(d) and 8.7(i); (e) without limiting Section 8.2, any Borrower Party may make Investments in any other

Borrower Party; and (f) the Borrower Parties may hold Investments arising out of Hedge Agreements not entered into for speculative purposes and approved by the Administrative Agent, which such approval shall not be unreasonably withheld in the Administrative Agent’s Permitted Discretion.

Section 8.6             Affiliate Transactions. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into or be a party to any agreement or transaction with any Affiliate except (a) as described on Schedule 8.6, (b) in the ordinary course of and pursuant to the reasonable requirements of the applicable Borrower Party’s or Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Borrower Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary, and otherwise on terms consistent with the business relationship of such Borrower Party or such Subsidiary and such Affiliate prior to the Agreement Date, if any, and fully disclosed to the Administrative Agent or (c) as permitted by Sections 8.1, 8.4 and 8.5.

Section 8.7             Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc. No Borrower Party shall, or shall permit any Subsidiary to, at any time:

(a)           Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of the Borrower may liquidate or dissolve itself in accordance with Applicable Law;

(b)           Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business, except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) the sale of leases (and related assets) for which the Borrower is the lessor and which were entered into in the ordinary course of business, any such sale to be at fair market value and for cash or cash equivalents, (iii) physical assets used or consumed in the ordinary course of business, and (iv) the sale or other disposal of obsolete equipment with a sale value not greater than $100,000 in the aggregate for all such assets that may be sold during any year if the purchase price therefor is paid solely in cash;

(c)           Become a partner or joint venturer with any third party after the Agreement Date;

(d)           Acquire (i) any Person, (ii) all or any substantial part of the assets, property or business of a Person, or (iii) any assets that constitute a division or operating unit of the business of any Person; provided, however, that the Borrower Parties and their Subsidiaries may acquire all or any substantial part of the assets, property or business of a Person or any assets that constitute a division or operating unit of the business of a Person  so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom (including, without limitation, under Section 8.7(i)) and the Borrower delivers to the Lender Group evidence satisfactory to the Administrative Agent that the Borrower Parties will be in pro forma compliance with this Agreement and the other Loan Documents after giving effect to such acquisition, (B) the aggregate consideration (including, without limitation, cash consideration, assumption of Funded Debt and seller financing) for any such acquisition or series of related acquisitions does not exceed $2,500,000 and that all such acquisitions during the term of this Agreement does not exceed $7,500,000, (C) the Borrower Parties execute and deliver to the Administrative Agent all documents required by Section 6.10 and 6.21 and any other Loan Documents and opinions reasonably requested by the Administrative Agent regarding the creation and perfection of the security interests of the Administrative Agent in the Collateral, (D) any such acquisition shall not occur before the date that is one year immediately following the Agreement Date, (E) each of the Term Loan Availability and the Senior Credit Facility Availability (after giving effect to such transaction) shall not be less than $15,000,000, (F) the Borrower shall have a Fixed Charge Coverage Ratio on a Pro Forma Basis after giving effect to such transaction of not less than 1.25 to 1.00 at the time of such acquisition and shall have delivered to the Administrative Agent pro forma calculations evidencing a projected Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 for the twelve-month period immediately following such acquisition, (G) the assets, property or business acquired shall have at least $1 of positive EBITDA for the twelve-month period immediately preceding the acquisition date and (H) any assets acquired in such acquisitions shall not be included in the Borrowing Base until the Administrative Agent has conducted (or received from the Senior Credit Facility Agent in accordance with Section 6.23(a)) a field exam with results satisfactory to the Administrative Agent in its Permitted Discretion (exercised in a manner consistent with the Senior Credit Facility Agent’s Discretion);

(e)           Merge or consolidate with any other Person; provided, however, that (i) any Guarantor may merge into the Borrower so long as the Borrower is the surviving entity after such merger, and (ii) any Guarantor may merge into any other Guarantor so long as a Guarantor is the surviving entity after such merger;

(f)            Change its corporate name without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto;

(g)           Change its year-end for accounting purposes from the fiscal year ending December 31;

(h)           Acquire any real estate;

(i)            Create any Subsidiary; provided, however, that the Borrower or any Subsidiary of the Borrower may create wholly owned Domestic Subsidiaries so long as the Borrower and such Subsidiaries comply with Sections 6.10 and 6.21; or

(j)            Engage in any business other than the type of business in which such Borrower Parties and their Subsidiaries are engaged in on the Agreement Date and reasonable extensions thereof and activities incidental thereto.

Section 8.8             Minimum Term Loan Availability. The Borrower shall not permit Term Loan Availability plus, at any time that there are no outstanding Senior Credit Facility Obligations, Qualified Cash, at any time to be less than $5,000,000 (assuming trade payables are not past due, expenses and liabilities are being paid in the ordinary course of business and without acceleration of sales, and without deterioration in working capital).

Section 8.9             Minimum EBITDA. The Borrower Parties shall not permit the EBITDA of the Borrower Parties be less than the amounts set forth in the table below for the applicable periods set forth in such table:

Period	Minimum EBITDA:
Twelve month period ending June 30, 2006	$(12,200,000)
Twelve month period ending July 31, 2006	$(9,250,000)
Twelve month period ending August 31, 2006	$(7,070,000)
Twelve month period ending September 30, 2006	$(9,680,000)
Twelve month period ending October 31, 2006	$(7,580,000)
Twelve month period ending November 30, 2006	$(3,596,000)
Twelve month period ending December 31, 2006	$(789,000)
Twelve month period ending January 31, 2007	$(59,000)
Twelve month period ending February 28, 2007	$3,583,000
Twelve month period ending March 31, 2007	$3,813,000
Twelve month period ending April 30, 2007	$5,521,000
Twelve month period ending May 31, 2007	$5,922,000
Twelve month period ending June 30, 2007	$5,520,000
Twelve month period ending July 31, 2007	$6,721,000
Twelve month period ending August 31, 2007	$7,118,000
Twelve month period ending September 30, 2007	$7,929,000

Section 8.10           Fixed Charge Coverage Ratio. The Borrower Parties shall not permit for the month ended October 31, 2007, and for each month end thereafter, the Fixed Charge Coverage Ratio for the immediately preceding twelve (12) month period to be less than 1.25 to 1.00.

Section 8.11           Capital Expenditures. The Borrower Parties and their Subsidiaries shall not make or incur in the aggregate any Capital Expenditures in excess of the amounts set forth in the table below for the applicable periods set forth in such table:

Period	Capital Expenditures shall not exceed:
Agreement Date through December 31, 2006	$4,000,000
Fiscal year ending December 31, 2007	$4,000,000

Section 8.12           Limitation on Leases. The Borrower Parties shall not, and shall not permit their Subsidiaries to, create, incur, assume or suffer to exist, any obligation for the payment of rent or hire for property or assets of any kind whatsoever, whether real or personal, under leases or lease agreements (other than Capitalized Lease Obligations) which would cause the aggregate amount of all payments made by the Borrower Parties and their Subsidiaries, pursuant to such lease or lease agreements to exceed $4,000,000 during the fiscal year.

Section 8.13           Sales and Leasebacks. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party or such Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 8.14           Amendment and Waiver. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or such Subsidiary, applicable, or any member of the Lender Group, of (i) its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents, or (ii) the Senior Credit Facility Document, except amendments, waivers and modifications permitted by the SunTrust Intercreditor Agreement, (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination could reasonably be likely to result in a Materially Adverse Effect or (c) permit the Consulting Agreement to be amended, cancelled or terminated without the prior written consent of the Administrative Agent.

Section 8.15           ERISA Liability. No Borrower Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any of their Plans would be less than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Parties shall make the maximum deductible contributions allowable under the Code (based on the Borrower’s current actuarial assumptions). No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Materially Adverse Effect.

Section 8.16           Prepayments. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt (other than the Senior Credit Facility Obligations), except the Borrower may (i) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, and (ii) make payments, including prepayments permitted or required hereunder, with respect to the Obligations.

Section 8.17           Negative Pledge. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, directly or indirectly, enter into any agreement (other than the Loan Documents and the Senior Credit Facility Documents) with any Person that prohibits or restricts or limits the ability of any Borrower Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of the Borrower to pay Dividends to the Borrower.

Section 8.18           Inconsistent Agreements. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof, any other Loan Document.

Section 8.19           Borrowings Under The Senior Credit Facility. The Borrower shall not make any borrowings under the Senior Credit Facility at any time the cash balances in the Borrower Parties’ bank accounts exceeds $15,000,000.

ARTICLE 9.

DEFAULT

Section 9.1             Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)           Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Section 5.3;

(b)           (i) Any payment of any principal hereunder or under the other Loan Documents shall not be received by the Administrative Agent on the date such payment is due or (ii) any payment of any interest hereunder or any fees payable hereunder or under the other Loan Documents shall not be received by the Administrative Agent on the date such payment is due (and such failure shall continue for a period of three (3) Business Days with respect to interest and fees);

(c)           Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Section 2.6, 2.12, 6.1, 6.5, 6.6, 6.7, 6.10, 6.12, 6.15, 6.19, 6.20, 6.21 or 6.24 or in Article 7 or Article 8 or in any Security Document;

(d)           Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured to the Majority Lenders’ satisfaction within the earlier of (i) a period of thirty (30) days from the date that such Borrower Party knew or should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to such Borrower Party;

(e)           There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured to the Majority Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document;

(f)            There shall occur any Change in Control;

(g)           (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any Subsidiary of a Borrower Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or of any Subsidiary of a Borrower Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any Subsidiary of a Borrower Party, or (ii) an involuntary petition shall be filed against any Borrower Party or any Subsidiary of a Borrower Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(h)           Any Borrower Party or any Subsidiary of a Borrower Party shall commence an insolvency proceeding or any Borrower Party or any Subsidiary of a Borrower Party shall consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or any Borrower Party or any Subsidiary of a Borrower Party shall fail generally to pay its debts as they become due, or any Borrower Party or any Subsidiary of a Borrower Party shall take any action in furtherance of any such action;

(i)            A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $100,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Borrower Party or any Subsidiary of any Borrower Party for the payment of money which exceeds, together with all such other judgments of the Borrower Parties and their Subsidiaries, $2,000,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any Subsidiary of a Borrower Party pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Subsidiaries subject to other such process, exceeds in value $2,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(j)            There shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan; or any Borrower Party or any ERISA Affiliate of any Borrower Party shall incur any liability to the PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of any Borrower Party or any ERISA Affiliate of any Borrower Party shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or any Borrower Party or any ERISA Affiliate of any Borrower Party shall enter into or become obligated to contribute to a Multiemployer Plan; or there shall be at any time a Lien imposed against the assets of a Borrower Party or ERISA Affiliate under Code Section 412, or ERISA Sections 302 or 4068; or there shall occur at any time an ERISA Event to the extent such ERISA Event could reasonably be expected to result in an aggregate liability greater than $500,000 or otherwise have a Materially Adverse Effect.

(k)           (i) There shall occur any default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party in an aggregate principal amount exceeding $500,000 (determined singly or in the aggregate with other Funded Debt) but excluding the Senior Credit Facility Documents, (ii) there shall occur any default under any Hedge Agreement (after the expiration of any applicable cure period set forth therein) or (iii) there shall occur (A) an “Overadvance” (as defined in the Senior Credit Facility Agreement as in effect on the date hereof) under the Senior Credit Facility Agreement, (B) any default or event of default under the Senior Credit Facility Agreement as in effect on the date hereof as a result of non-compliance with Section 8.8 of the Senior Credit Facility Agreement as in effect on the date hereof or (C) if the events described in foregoing clauses (A) or (B) are waived (or any other action is taken which has the effect of waiving such events), any default or event of default under the Senior Credit Facility Agreement as a result of non-compliance with any covenant or condition imposed as a condition of such waiver, or, in any case, the Senior Credit Facility Agent or any Senior Credit Facility Lender shall provide written notice to the Administrative Agent of the occurrence or existence of any such default or event of default;

(l)            All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, or by any governmental authority having jurisdiction over any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document; or

(m)          If the Borrower or any Subsidiary of the Borrower shall be debarred, proposed for debarment, suspended or proposed for suspension from any contracting with the Federal Government; or if a notice of proposed debarment or notice of proposed suspension shall have been issued to the Borrower or any Subsidiary of the Borrower by the Federal Government; or if a notice of termination for default or the actual termination for default of any Material Contract shall have been issued to or received by the Borrower or any Subsidiary of the Borrower.

Section 9.2             Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the other Loan Documents:

(a)           With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, declare the principal of and interest on the Term Loan and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b)           Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations shall thereupon and concurrently therewith become due and payable, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c)           The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d)           Intentionally Omitted.

(e)           If so requested by the Administrative Agent (after consultation with the Borrower) each Borrower Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, all documents, instruments, filings, or take any other required actions, necessary to complete the required procedures under the Federal Assignment of Claims Act of 1940 for the effective collateral assignment (to the extent available under Applicable Law) of all Accounts which are owed by the Federal Government; provided, however, such Borrower Party shall only be required to use commercially reasonable efforts with respect to actions required by the applicable Account Debtor or any other Person.

(f)            The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 10.

THE ADMINISTRATIVE AGENT

Section 10.1           Appointment and Authorization. Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Term Loan irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

Section 10.2           Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents and the Term Loan until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 10.3           Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

Section 10.4           Documents. The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 10.5           Administrative Agent and Affiliates. With respect to the Term Loan, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor. The Lenders acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.

Section 10.6           Responsibility of the Administrative Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.

Section 10.7           Action by Administrative Agent.

(a)           The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

(b)           The Administrative Agent shall not be liable to the Lenders, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 11.12), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 10.8           Notice of Default. In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any

Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

Section 10.9           Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

(a)           To any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;

(b)           To any Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

(c)           To any Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

Section 10.10         Indemnification. The Lenders agree to indemnify (to the extent not reimbursed by the Borrower) and hold harmless the Administrative Agent and each of their Affiliates, employees, representatives, officers and directors (each an “Indemnified Person”) pro rata in accordance with their Term Loan Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Term Loan, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative

Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Term Loan or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 10.10 is for the benefit of each Indemnified Person and shall not in any way limit the obligations of the Borrower Parties under Section 6.18. The provisions of this Section 10.10 shall survive the termination of this Agreement.

Section 10.11         Credit Decision. Each member of the Lender Group represents and warrants to each other member of the Lender Group that:

(a)           In making its decision to enter into this Agreement and to make the Term Loan it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent or any of their respective Affiliates;

(b)           So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties; and

(c)           Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of any of the Administrative Agent or any Affiliates of the Administrative Agent.

Section 10.12         Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the United States of America, a State or any political subdivision thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 10.13         Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel) and the Lenders allowed in any judicial proceedings relative to any Borrower Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2. Nothing contained in the Loan Agreement or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any Term Loan Notes, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.14         Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Term Loan and all interest, fees and expenses hereunder constitute one Funded Debt, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 10.15         Release of Collateral.

(a)           Each Lender hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lender Group:

(i)            against all of the Collateral, upon final and indefeasible payment in full of the Obligations; or

(ii)           against any part of the Collateral sold or disposed of by the Borrower Parties if such sale or disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by the Borrower in a certificate of an Authorized Signatory.

(b)           Each Lender hereby directs the Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.15.

ARTICLE 11.

MISCELLANEOUS

Section 11.1           Notices.

(a)           All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy ,(or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to any Borrower Party, to such Borrower Party in care of the Borrower at:

                GTSI Corp.

3901 Stonecroft Blvd.

Chantilly, Virginia 20151

Attn: Legal Department

Telecopy No.: 703-222-5217

Email:Legal@GTSI.com

With a copy to:

Carter Strong, Esq.

Arent Fox PLLC

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036

Telecopy No. (202) 857-6395

Strong.carter@arentfox.com

(ii)                                  If to the Administrative Agent, to it at:

Crystal Capital Fund, L.P.

1 Federal Street

Ninth Floor

Boston, Massachusetts 02110

Attn: Michael L. Pizette

Telecopy No.: 617-428-8701

Email: mpizette@crystalcapital.com

with a copy to:

Matthew Furlong, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

Telecopy No.: 617-951-8736

Email:  matthew.furlong@bingham.com

(iii)          If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement.

(b)           Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.

(c)           The Borrower may make delivery of the items required by Sections 7.1, 7.2 and 7.3 via Electronic Transmission to the Lender Group.

Section 11.2           Expenses. The Borrower agrees to promptly pay or promptly reimburse:

(a)           All out-of-pocket expenses of the Administrative Agent and its respective Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the Term Loan, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent and its Affiliates, and allocated costs for services of internal counsel for the Administrative Agent;

(b)           All out-of-pocket expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or the other Loan Documents, including, but not limited to, all out-of-pocket expenses of the Administrative Agent in connection with its periodic field audits, a fee of $1,000 per day (as may be increased from time to time by the Administrative Agent), per auditor, plus out-of-pocket expenses for each field audit of a Borrower Party performed by personnel employed by the Administrative Agent, the fees and disbursements of counsel for the Administrative Agent and allocated costs for services of internal counsel for the Administrative Agent;

(c)           All out-of-pocket costs and expenses of the Administrative Agent and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement and the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and any Lender, and the fees and out-of-pocket expenses of any experts of the Administrative Agent, or consultants of the Administrative Agent, including in each case, but without in any way limiting the generality of the foregoing, allocated costs for service of their internal counsel; and

(d)           All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Term Loan Notes or the Obligations.

Section 11.3           Waivers. The rights and remedies of the Lender Group under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for the Term Loan. In the event the Lenders decide to fund a request for the Term Loan at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 11.4           Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that a Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Term Loan Notes and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Term Loan Notes or any other Loan Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Term Loan and any Term Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 11.5           Assignment.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, unless the Administrative Agent otherwise consents, and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 12.3 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 6.19(c) and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8(b) as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8(b) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.

Section 11.7           Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of New York, excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5-1401), except to the extent otherwise provided in the Loan Documents.

Section 11.8           Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9           Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10         Source of Funds. Notwithstanding the use by the Lenders of the Base Rate as a reference rate for the determination of interest on the Term Loan, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 11.11         Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Loan Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 11.12         Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrower, except that:  (i) the consent of each of the Lenders shall be required for (A) any sale or release of, or the subordination of the Administrative Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder or any release of any guarantor of the Obligations, (B) any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (C) any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) any amendment increasing the principal amount of the Term Loan (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 11.12) shall not constitute a change in the terms of the Term Loan); (E) any amendment increasing the amounts or percentages set forth in the definition of “Borrowing Base” and the defined terms used therein; and (F) any amendment to Section 2.11; (ii) the consent of the Administrative Agent, the Majority Lenders and the Borrower shall be required for any amendment to Article 10; (iii) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (iv) the consent of the Administrative Agent only shall be required to amend Schedule 1(a) to reflect assignments of the Term Loan in accordance with this Agreement.

(b)           Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Term Loan owing to it and any Term Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Term Loan payable to such Lender plus any accrued but unpaid interest on the Term Loan and accrued but unpaid fees owing to such Lender, which right may be exercised by the Administrative Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

(c)           If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 11.13         Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.14         Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15         Disclosure. The Borrower Parties agree that the Administrative Agent shall have the right to issue press releases regarding the making of the Term Loan to the Borrower pursuant to the terms of this Agreement.

Section 11.16         Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not the Borrower or an Affiliate of the Borrower, to purchase the Term Loan owing to such Lender and participations of such Lender and such Lender’s rights hereunder, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Term Loan payable to such Lender plus any accrued but unpaid interest on such Term Loan and accrued but unpaid fees owing to such Lender, and upon such purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent or (b) the making of any claim by any Lender under Section 2.8(b), 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections.

Section 11.17         Confidentiality. No member of the Lender Group shall disclose any non-public confidential information regarding the Borrower Parties (“Confidential

Information”) to any other Person without the consent of the Borrower, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

Section 11.18         Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrower or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 11.19         Electronic Transmissions. (a) Authorization. Subject to the provisions of this Section 11.19(a), each of the Administrative Agent, the Borrower, the Lenders, the Issuing Bank and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Borrower and the other Borrower Parties hereby acknowledges and agrees, and each of the Borrower and the other Borrower Parties shall cause each of their Subsidiaries to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related Contractual

Obligations executed by Borrower Parties or the members of the Lender Group in connection with the use of such E-System.

(c)           Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of the Borrower and the other Borrower Parties agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

ARTICLE 12.

YIELD PROTECTION

Section 12.1           Intentionally Omitted.

Section 12.2           Intentionally Omitted.

Section 12.3           Intentionally Omitted.

Section 12.4           Intentionally Omitted.

Section 12.5           Capital Adequacy. If after the Agreement Date, any Lender (or any Affiliate thereof) shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any Affiliate thereof) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Agreement Date), has or would have the effect of reducing the rate of return on such Lender’s (or any Affiliate thereof) capital as a consequence of such Lender’s obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s (or any Affiliate thereof) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s (or any Affiliate thereof) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by such Lender, the Borrower shall immediately pay to such Lender such additional amounts as shall be sufficient to compensate such Lender for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

ARTICLE 13.

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 13.1           Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE BORROWER, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH BORROWER PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH BORROWER PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, EACH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO

RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 13.2           Consent to Venue. EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, STATE OF NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.3           Waiver of Jury Trial. EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	GTSI CORP.

By:
	Name:	Thomas A. Mutryn
	Title:	Senior Vice President, Finance & CFO

GUARANTORS:	GTSI FINANCIAL SERVICES, INC.

By:
	Name:	Charles DeLeon
	Title:	Corporate Secretary

TECHNOLOGY LOGISTICS, INC.

By:
	Name:	Charles DeLeon
	Title:	Corporate Secretary

Credit Agreement Signature Page

AGENT AND LENDER:	CRYSTAL CAPITAL FUND, L.P., as the Administrative Agent, and a Lender

By: Crystal Capital GP, LLC, its General Partner

By:
	Name:	Michael L. Pizette
	Title:	Managing Director

Credit Agreement Signature Page